Exhibit 10.1

CREDIT AGREEMENT

Dated as of February 17, 2026

among

XRX BRANDCO HOLDINGS LLC,

as the Borrower,

ALTER DOMUS (US) LLC,

as the Administrative Agent and the Collateral Agent,

and

THE LENDERS PARTY HERETO FROM TIME TO TIME

i

SECTION 5 PAYMENTS		49

5.1	Voluntary Prepayments	49
5.2	Mandatory Prepayments	50
5.3	Method and Place of Payment	51
5.4	Net Payments	51
5.5	Computations of Interest and Fees	56
5.6	Limit on Rate of Interest	56

SECTION 6 CONDITIONS PRECEDENT TO BORROWING		57

6.1	Conditions Precedent	57

SECTION 7 [RESERVED]		60

SECTION 8 REPRESENTATIONS AND WARRANTIES		60

8.1	Organization; Powers	60
8.2	Authorization	60
8.3	Enforceability	61
8.4	Governmental Approvals	61
8.5	Title to Properties	62
8.6	Subsidiaries	62
8.7	Litigation; Compliance with Laws	62
8.8	Federal Reserve Regulations	62
8.9	Investment Company Act	63
8.10	Use of Proceeds	63
8.11	Taxes	63
8.12	No Material Misstatements	63
8.13	[Reserved]	64
8.14	Security Documents	64
8.15	[Reserved]	64
8.16	Solvency	64
8.17	No Material Adverse Effect	65
8.18	Beneficial Ownership Certificate	65
8.19	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	65
8.20	Intellectual Property; Licenses, Etc.	65

SECTION 9 AFFIRMATIVE COVENANTS		66

9.1	Existence; Businesses and Properties	66
9.2	[Reserved]	66
9.3	Taxes	66
9.4	Financial Statements, Reports, etc.	66
9.5	Litigation and Other Notices	67
9.6	Compliance with Laws	68
9.7	Maintaining Records; Access to Properties and Inspections	68
9.8	Use of Proceeds	68
9.9	[Reserved]	68
9.10	Further Assurances; Additional Security	68
9.11	Reserve Account	71
9.12	[Reserved]	71
9.13	Post-Closing Matters	71
9.14	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	71

9.15	[Reserved]	71
9.16	[Reserved]	71
9.17	Transactions with Affiliates	71
9.18	[Reserved]	71
9.19	Corporate Separateness	71
9.20	Lender Conference Calls	72
9.21	Intellectual Property	72

SECTION 10 NEGATIVE COVENANTS		73

10.1	Passive Holding Company Covenant	73
10.2	[Reserved	75
10.3	Organizational Documents	75
10.4	Certain Agreements	75
10.5	Reserve Account	75

SECTION 11 EVENTS OF DEFAULT		76

11.1	Payments	76
11.2	Representations, Etc.	76
11.3	Covenants	76
11.4	Default Under Other Agreements	77
11.5	Bankruptcy, Etc.	77
11.6	Second IP Contribution	78
11.7	Guarantee	78
11.8	Pledge Agreement	78
11.9	Security Agreement	78
11.10	Judgments; Restricted Payments; Specified Contribution	78
11.11	Change of Control	78
11.12	Shared Services and License Agreement	78
11.13	Remedies Upon Event of Default	78
11.14	Application of Proceeds	80

SECTION 12 THE AGENTS		80

12.1	Appointment	80
12.2	Delegation of Duties	81
12.3	Exculpatory Provisions	81
12.4	Reliance by Agents	82
12.5	Notice of Default	82
12.6	Non-Reliance on Administrative Agent, Collateral Agent, Other Agents and Other Lenders	83
12.7	Indemnification	83
12.8	Agents in Their Individual Capacities	84
12.9	Successor Agents	84
12.10	[Reserved]	85
12.11	Agents Under Security Documents and Guarantee	86
12.12	Right to Realize on Collateral and Enforce Guarantee	86
12.13	[Reserved]	87
12.14	Certain ERISA Matters	87
12.15	Erroneous Payments	88
12.16	Survival	89

SECTION 13 MISCELLANEOUS		89

13.1	Amendments and Waivers	89
13.2	Notices	93
13.3	No Waiver; Cumulative Remedies	93
13.4	Survival of Representations and Warranties	93
13.5	Payment of Expenses; Indemnification	93
13.6	Successors and Assigns; Participations and Assignments	96
13.7	Replacements of Lenders Under Certain Circumstances	102
13.8	Adjustments; Set-off	103
13.9	Counterparts	104
13.10	Severability	104
13.11	Integration	104
13.12	GOVERNING LAW	104
13.13	Submission to Jurisdiction; Waivers	104
13.14	Acknowledgments	105
13.15	WAIVERS OF JURY TRIAL	105
13.16	Confidentiality	105
13.17	Direct Website Communications	107
13.18	USA PATRIOT Act	108
13.19	Payments Set Aside	108
13.20	No Fiduciary Duty	108
13.21	Judgment Currency	109
13.22	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	109
13.23	Acknowledgement Regarding Any Supported QFCs	110
13.24	Information	110
13.25	Release of Liens and Guarantees	111

SCHEDULES

Schedule 1.1(b)	Commitments of Lenders
Schedule 1.1(c)	Disposition Assets
Schedule 1.1(d)	Xerox Existing Debt Documents
Schedule 8.4	Governmental Approvals
Schedule 8.6	Subsidiaries
Schedule 8.7(a)	Litigation; Compliance with Laws
Schedule 8.19	Anti-Money Laundering Laws
Schedule 8.20	Intellectual Property; Licenses, Etc.
Schedule 9.13	Post-Closing Actions
Schedule 9.14	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws
Schedule 13.2	Notice Addresses

EXHIBITS

Exhibit A-1	[Reserved]
Exhibit A-2	[Reserved]
Exhibit B	Assignment and Acceptance
Exhibit C	Guarantee
Exhibit D	[Reserved]
Exhibit E	Quarterly Excess Cash Flow Certificate
Exhibit F	Perfection Certificate
Exhibit G	Pledge Agreement
Exhibit H	Security Agreement
Exhibit I	Promissory Note (Term Loans)
Exhibit J	Notice of Borrowing or Notice of Conversion or Continuation
Exhibit K-1 to K-4	Non-Bank Tax Certificates
Exhibit L	Notice of Prepayment

v

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of February 17, 2026, by and among XRX Brandco Holdings LLC, a Delaware limited liability company (the “Borrower”), the lending institutions from time to time parties hereto, as lenders (each, a “Lender” and, collectively, the “Lenders”), and Alter Domus (US) LLC, as the Administrative Agent and the Collateral Agent (such terms and each other capitalized term used but not defined in this preamble or the recitals below having the meaning provided in Section 1.1).

WHEREAS, the Borrower has requested that the Lenders extend credit in the form of Initial Term Loans to the Borrower on the Closing Date, in an aggregate principal amount of $405,000,000; and

WHEREAS, the Lenders are willing to make available to the Borrower the Credit Facilities described herein upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1

Definitions

1.1 Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“A&R Borrower LLCA” shall mean that certain Amended and Restated Limited Liability Company Agreement among the Borrower and the members named therein, dated as of the Closing Date, as in effect from time to time.

“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (i) the Federal Funds Effective Rate for such day plus 1/2 of 1%, (ii) the Prime Rate and (iii) Term SOFR (after giving effect to the Floor) for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in the ABR due to a change in the Federal Funds Effective Rate, the Prime Rate or Term SOFR shall be effective on the effective date of such change in the Federal Funds Effective Rate, the Prime Rate or Term SOFR, respectively. For the avoidance of doubt, if ABR as determined pursuant to the foregoing would be less than 2.00%, such rate shall be deemed to be 2.00% for purposes of this Agreement.

“ABR Loan” shall mean each Loan bearing interest based on the ABR.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Administrative Agent” shall mean Alter Domus (US) LLC, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 12.9.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address as set forth on Schedule 13.2, and, as appropriate, such other address as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b)(ii)(D).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. “Affiliates” of any Initial Lender shall include funds and accounts affiliated with or managed or advised by such Initial Lender or to which such Initial Lender or its Affiliates provide investment management services or otherwise affiliated with them. Notwithstanding the foregoing, (a) the term “Affiliate,” when used with respect to Xerox Holdings or any Lender, will not include the Company or any Subsidiary and (b) in no event shall a portfolio company affiliated with any Lender be considered to be an Affiliate of such Lender or the Company.

“Agent Fee Letter” means that certain fee letter, dated as of the date hereof, by and between the Borrower and Alter Domus (US) LLC, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Agent Parties” shall have the meaning provided in Section 13.17(b).

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall mean this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Agreement Currency” shall have the meaning provided in Section 13.21.

“AHYDO Payment” shall mean any mandatory prepayment or redemption pursuant to the terms of any Indebtedness in an amount that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Code Section 163(i).

“Ancillary Fees” shall have the meaning provided in Section 13.1(b)(vii).

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act (US) (the “FCPA”), the UK Bribery Act of 2010 and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Credit Party or any of its Subsidiaries or Affiliates of the foregoing is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Credit Party or any of its Subsidiaries or Affiliates of the foregoing is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Margin” shall mean a percentage per annum equal to (x) for SOFR Loans, 8.125% and (y) for ABR Loans, 7.125%. Notwithstanding the foregoing, the Applicable Margin in respect of any Class of Extended Term Loans shall be the applicable percentages per annum set forth in the relevant Extension Amendment.

“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Asset Sale” shall mean:

(i)

the sale, conveyance, transfer, or other disposition, whether in a single transaction or a series of related transactions, of property or assets (whether tangible or intangible, including by way of a Sale Leaseback or asset securitization) (each, a “disposition”) of the Borrower or any Subsidiary, or

(ii)	the issuance, disposition or sale of Equity Interests of any Subsidiary, whether in a single transaction or a series of related transactions.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.6, including the Administrative Agent, to the extent applicable), in the form of Exhibit B or any other form approved by the Administrative Agent.

“Authorized Officer” shall mean, with respect to any Person, any individual holding the position of chairman of the board (if an officer of such Person), the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Assistant Treasurer, the Controller, the General Counsel, a Senior Vice President, an Executive Vice President, a Vice President, a Director, a Manager, the Secretary, the Assistant Secretary or other similar officer or agent with express authority to act on behalf of such Person.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.10(e)(iv).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Bankruptcy Law” shall mean the Bankruptcy Code and any other federal, state, or foreign law for the relief of debtors, or any arrangement, reorganization, insolvency, moratorium, general assignment for the benefit of creditors, any other marshalling of the assets or liabilities of any Credit Party or any of its Subsidiaries, or similar law affecting creditors’ rights generally.

“Benchmark” shall mean, with respect to (a) any Daily Simple SOFR Loan, the Daily Simple SOFR and (b) any Term SOFR Loans, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.10(e).

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment;

provided that if the Benchmark Replacement would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” shall mean, with respect to either the use or administration of any Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,”, the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” or any similar or analogous definition (or the addition of a concept of “Interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (with the consent of the Borrower) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent and the Borrower decide is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.10 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.10.

“Beneficial Owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as contemplated by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender” shall have the meaning provided in Section 13.8(a).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Bona Fide Debt Fund” shall mean any debt fund or other Person that is engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and whose managers have fiduciary duties to the third-party investors in such fund or investment vehicle independent of their duties to the Borrower; provided, however, in no event shall (x) any natural Person or (y) Xerox Holdings, the Borrower or any Subsidiary of any of the foregoing be a “Bona Fide Debt Fund.”

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrower Materials” shall have the meaning provided in Section 13.17(b).

“Borrowing” shall mean Loans of the same Class and Type, made, converted, or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean any day excluding Saturday, Sunday, and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close, and, when used in connection with the determination of a rate for a SOFR Loan, the term “Business Day” shall also exclude any day which is not a U.S. Government Securities Business Day.

“Capital Stock” shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).

“Cash Equivalents” shall mean:

(i)	Dollars,

(ii)

securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

(iii)

certificates of deposit, time deposits, and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $1,000,000,000, and

(iv)

marketable short-term money market and similar securities having a rating of at least P-2 or A-2 (or, in either case, the equivalent thereof) from either Moody’s or S&P, respectively and in each case maturing within 12 months after the date of creation or acquisition thereof.

“Change in Law” shall mean (i) the adoption of any law, treaty, order, policy, rule, or regulation after the Closing Date, (ii) any change in any law, treaty, order, policy, rule, or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (iii) compliance by any Lender with any guideline, request, directive, or order issued or made after the Closing Date by any central bank or other Governmental Authority or quasi-Governmental Authority (whether or not having the force of law), including, for avoidance of doubt, any such adoption, change or compliance in respect of (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or non-U.S. regulatory authorities pursuant to Basel III, in each case solely to the extent adopted, issued, promulgated or implemented after the Closing Date and otherwise satisfying the requirements of clauses (i), (ii) or (iii) above.

“Change of Control” shall mean and be deemed to have occurred if, at any time after the Closing Date:

(i) Xerox Corporation ceases to directly or indirectly have Beneficial Ownership of a majority of the issued and outstanding common Equity Interests of the Borrower,

(ii) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any employee benefit plan of such Person and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), acquires Beneficial Ownership of Voting Stock of Xerox Holdings or Xerox Corporation representing more than 50% of the aggregate ordinary voting power for the election of directors represented by the issued and outstanding Equity Interests of Xerox Holdings or Xerox Corporation (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested), or

(iii) at any time after the commencement of a bankruptcy or insolvency proceeding of Xerox Holdings or its Subsidiaries, creditors of Xerox Holdings or its Subsidiaries acquire, on account of or in exchange for Indebtedness of Xerox Holdings or its Subsidiaries, Beneficial Ownership of Equity Interests of Xerox Holdings (or any applicable successor or parent) representing more than 50% of the economic interests in or aggregate ordinary voting power for the election of directors represented by the issued and outstanding Equity Interests of Xerox Holdings (or any applicable successor or parent) (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested).

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under prong (ii) above if (1) Xerox Holdings or Xerox Corporation is or becomes a Wholly Owned Subsidiary of a holding company and (2) no person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any employee benefit plan of such Person and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (other than such holding company) has Beneficial Ownership of Voting Stock of Xerox Holdings or Xerox Corporation, as applicable, representing more than 50% of the aggregate ordinary voting power for the election of directors represented by the issued and outstanding Equity Interests of Xerox Holdings or Xerox Corporation, as applicable (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested).

“Class” (i) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans or Extended Term Loans (of the same Extension Series) and (ii) when used in reference to any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment or a commitment in respect of any Extended Term Loan (of the same Extension Series).

“Closing Date” shall mean February 17, 2026.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all property and interests in property and proceeds thereof now owned or hereafter acquired, pledged or purported to be pledged pursuant to the Security Documents, excluding in all events Excluded Property.

“Collateral Agent” shall mean Alter Domus (US) LLC, as collateral agent under the Security Documents, or any successor collateral agent pursuant to Section 12.9 and any Affiliate or designee thereof that acts as the Collateral Agent under any Security Document.

“Commitment Letter” shall mean that certain Commitment Letter, dated as of January 30, 2026, by and among Xerox Holdings, and the Initial Lenders party thereto, as amended, restated and amended and restated, supplemented or otherwise modified.

“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Initial Term Loan Commitment or commitment in respect of Extended Term Loans.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” shall have the meaning provided in Section 13.17.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Connection Income Tax” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends, or other payment obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Requirement” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Account” means a deposit or securities account of any Credit Party that is pledged to, and subject to a control agreement (in form and substance reasonably satisfactory to the Lead Investor) in favor of, the Collateral Agent for the benefit of the Secured Parties.

“Covenant Party” shall have the meaning assigned thereto in the SSLA Guarantee.

“Coverage Covenant” shall have the meaning assigned thereto in the SSLA Guarantee.

“Covered Party” shall have the meaning provided in Section 13.23(a).

“Credit Documents” shall mean this Agreement, any Extension Amendment, the Guarantee, the Security Documents, the Agent Fee Letter, and any promissory notes issued by the Borrower pursuant hereto and any other document, agreement or letter agreed in writing by the Borrower and the Administrative Agent to be a Credit Document.

“Credit Facilities” shall mean, collectively, each category of Commitments and each extension of credit hereunder.

“Credit Facility” shall mean a category of Commitments and extensions of credit thereunder.

“Credit Party” shall mean any of the Borrower and the Guarantors.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day the “SOFR Determination Date”) that is two (2) Business Days prior (or such other period as determined by the Borrower and the Administrative Agent based on then prevailing market conventions) to (A) if such SOFR Rate Day is a Business Day, such SOFR Rate Day or (B) if such SOFR Rate Day is not a Business Day, the Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s website. If by 5:00 pm (New York City time) on the second (2nd) Business Day immediately following any SOFR Determination Date, the SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then the SOFR for such SOFR Determination Date will be the SOFR as published in respect of the first preceding Business Day for which such SOFR was published on the SOFR Administrator’s website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SOFR Borrowing” shall mean a Borrowing comprised of Loans bearing interest at a rate determined by reference to Daily Simple SOFR.

“Daily Simple SOFR Loan” means any Loan bearing interest at a rate determined by reference to Daily Simple SOFR.

“Debt Fund Affiliate” shall mean any affiliate of a Disqualified Lender that is a Bona Fide Debt Fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course which is managed, sponsored or advised by any Person controlling, controlled by or under common control with such Disqualified Lender, and for which no personnel involved with the investment of such Disqualified Lender (i) makes any investment decisions or (ii) has access to any information (other than information publicly available) relating to the Borrower or any entity that forms a part of the Borrower’s business (including subsidiaries of the Borrower); it being understood and agreed that the term “Debt Fund Affiliate” shall not include any Person that is separately identified to the Initial Lenders in accordance with clause (i) of the definition of “Disqualified Lenders”.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Subsidiaries of any Indebtedness (excluding any Initial Term Loans and Extended Term Loans).

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, receivership, administrative receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, act, or condition set forth in Section 11 that with notice or lapse of time, or both, as set forth in such Section 11 would (unless cured or waived hereunder) constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(c).

“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Derivative Counterparties” shall have the meaning provided in Section 13.16.

“Designated Jurisdiction” shall mean any country or territory to the extent that such country or territory itself is the subject of any comprehensive Sanctions (currently, Crimea, Cuba, Iran, North Korea, Syria and those portions of the Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine over which any Sanctions authority imposes comprehensive Sanctions), or any country or territory whose government is the subject of Sanctions (currently, Venezuela).

“Designated Persons” shall mean any Person that is (i) the subject or target of any Sanctions, including but not limited to, on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant Sanctions authority, (ii) located, organized or resident in a Designated Jurisdiction, or (iii) 50 percent or greater owned by, or controlled by, Person(s) described in clauses (i) and/or (ii).

“disposition” shall have the meaning assigned such term in clause (i) of the definition of “Asset Sale”.

“Disqualified Lenders” shall mean such Persons (i) that have been specified in writing to the Initial Lenders by the Borrower as being Disqualified Lenders prior to the Closing Date (or following the Closing Date, subject to the consent of the Required Lenders (not to be unreasonably withheld)), (ii) who are competitors of the Borrower and its Subsidiaries that are separately identified in writing by the Borrower to the Administrative Agent from time to time and (iii) in the case of each of clauses (i) and (ii), any of their Affiliates (other than any such Affiliate that is affiliated with a financial investor in such Person and that is not itself an operating company or otherwise an Affiliate of an operating company so long as such Affiliate is a Bona Fide Debt Fund) that are either (a) identified in writing by the Borrower to the Administrative Agent from time to time or (b) clearly identifiable on the basis of such Affiliate’s name. Notwithstanding the foregoing, (x) each Credit Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to (I) determine whether any Lender or potential Lender is a Disqualified Lender or (II) monitor or enforce compliance with the provisions hereof relating to a Disqualified Lender; and the Administrative Agent shall have no liability with respect to any assignment or participation made to a Disqualified Lender and (y) any such designation of a Disqualified Lender may not apply retroactively to disqualify any Person that has previously acquired an assignment or participation in any Credit Facility.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event (i) matures or is mandatorily redeemable (other than solely for Qualified Stock), other than as a result of a change of control defined in the same manner as in this Agreement (or in a narrower manner), (ii) is convertible into or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than solely for Qualified Stock), other than as a result of a change of control defined in the same manner as in this Agreement (or in a narrower manner), in each case, prior to the date that is 91 days after the Latest Term Loan Maturity Date hereunder as of the date of issuance of such Capital Stock.

“Distressed Person” shall have the meaning provided in the definition of “Lender-Related Distress Event.”

“Dollars” and “$” shall mean dollars in lawful currency of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States, any state thereof, or the District of Columbia.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Equity Interest” shall mean Capital Stock and all warrants, options, or other rights to acquire Capital Stock, but excluding any debt security or instrument that is convertible into, or exchangeable for, Capital Stock.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder.

“Erroneous Payment” shall have the meaning in Section 12.15.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” shall mean the lawful single currency of the Participating Member States.

“Event of Default” shall have the meaning provided in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Affiliates” shall have the meaning provided in Section 13.16.

“Excluded Property” shall have the meaning set forth in the Security Agreement.

“Excluded Taxes” shall mean, any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by its net income, net profits, or branch profits (however denominated), and franchise (and similar) Taxes, imposed on it (in lieu of net income Taxes), in each case (A) by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or (B) that are Other Connection Taxes, (ii) [reserved], (iii) in the case of a Lender, any United States federal withholding Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document that is required to be imposed on amounts payable to or for the account of such Lender pursuant to laws in effect at the time such Lender acquires an interest in any Credit Document (or designates a new lending office), in each case other than pursuant to a request by the Borrower under Sections 2.12 or 13.7, except, in each case, to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding Tax pursuant to Section 5.4, (iv) any Taxes attributable to a recipient’s failure to comply with Section 5.4(e), and (v) any United States federal withholding Taxes imposed under FATCA.

“Extended Term Loans” shall have the meaning provided in Section 2.15(a).

“Extending Lender” shall have the meaning provided in Section 2.15(e).

“Extension” shall mean the establishment of an Extension Series by amending a Loan or a Commitment pursuant to Section 2.15 and the applicable Extension Amendment.

“Extension Amendment” shall have the meaning provided in Section 2.15(f).

“Extension Election” shall have the meaning provided in Section 2.15(e).

“Extension Minimum Condition” shall mean a condition to consummating any Extension that a minimum amount (to be determined and specified in the relevant Term Loan Extension Request, in the Borrower’s sole discretion) of any or all applicable Classes be submitted for Extension.

“Extension Series” shall mean all Extended Term Loans that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans provided for therein are intended to be a part of any previously established Extension Series).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any treaty, law, regulation, related legislation, official administrative rules or practices, any intergovernmental agreements, or other official guidance enacted in any other jurisdiction with the purpose, in either case, of facilitating the implementation of such sections of the Code.

“FCPA” shall have the meaning assigned to such term in the definition of “Anti-Corruption Laws.”

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate for any day is less than zero, the Federal Funds Effective Rate for such day will be deemed to be zero.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Finance Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a finance lease on the balance sheet of that Person.

“Finance Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Finance Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that Finance Lease Obligations shall, for the avoidance of doubt, exclude all leases of any Person that are or would be characterized as operating leases in accordance with GAAP immediately prior to December 31, 2018 (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not a Finance Leases) for purposes of this Agreement regardless of any change in GAAP thereafter that would otherwise require such leases to be recharacterized as Finance Leases.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Term SOFR or Daily Simple SOFR, as applicable. As of the Closing Date, the Floor shall be a rate of interest equal to 3.00% per annum.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fund” shall mean any Person (other than a natural Person) that is engaged or advises funds or other investment vehicles that are engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective. The Borrower shall give written notice of any such election made in accordance with this definition to the Administrative Agent. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“Governmental Authority” shall mean any nation, sovereign, or government, any state, province, territory, or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, taxing, regulatory, or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Granting Lender” shall have the meaning provided in Section 13.6(g).

“Guarantee” shall mean the Guarantee entered into by the Guarantors party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.

“guarantee obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any primary obligor in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such Indebtedness or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “guarantee obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations or product warranties in effect on the Closing Date or entered into in connection with any acquisition or disposition or other conveyance of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any guarantee obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean each Subsidiary of the Borrower that becomes a party to the Guarantee on the Closing Date or pursuant to Section 9.10 or otherwise.

“Impacted Loans” shall have the meaning provided in Section 2.10(a).

“incur” shall mean to create, incur, issue, assume, guarantee or otherwise become liable for, contingently or otherwise.

“Indebtedness” shall mean, with respect to any Person,

(i) any indebtedness (including principal and premium) of such Person:

(A) in respect of borrowed money,

(B) evidenced by bonds, notes or debentures,

(C) constituting reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments,

(D) representing the balance of deferred and unpaid purchase price of any property (including in respect of earnout obligations or constituting Finance Lease Obligations), or

(E) representing any hedging obligations,

(ii) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary, any preferred stock,

(iii) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (i), (ii) or (iv) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and

(iv) to the extent not otherwise included, the obligations of the type referred to in clause (i), (ii) or (iii) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person;

provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include

(1) customary obligations under employment agreements and deferred compensation, or

(2) all obligations of Borrower and its Subsidiaries under any Permitted Shared Services Agreement.

“Indemnified Liabilities” shall have the meaning provided in Section 13.5(a)(iii).

“Indemnified Persons” shall have the meaning provided in Section 13.5(a)(iii).

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, other than Excluded Taxes or Other Taxes.

“Initial Lenders” shall mean the Lenders with Commitments listed on Schedule 1.1(b) on the Closing Date.

“Initial Term Loan” shall have the meaning provided in Section 2.1.

“Initial Term Loan Commitment” shall mean, in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(b) as such Lender’s Initial Term Loan Commitment. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $405,000,000.

“Initial Term Loan Maturity Date” shall mean the date that is the fifth anniversary of the Closing Date, or, if such date is not a Business Day, the immediately preceding Business Day.

“Intellectual Property” shall mean U.S. and non-U.S. intellectual property rights, including, but not limited to, all (i) (a) patents, inventions, discoveries, designs, processes, developments, technology, and know-how; (b) copyrights and works of authorship, including software, graphics, advertising materials, labels, package designs, and photographs; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress, and other source or business indicators, and the goodwill of any business symbolized thereby; and (d) trade secrets, confidential, proprietary, or non-public information and (ii) all registrations, issuances, applications, renewals, extensions, substitutions, continuations, continuations-in-part, divisions, re-issues, re-examinations, non-U.S. counterparts, or similar legal protections related to the foregoing.

“Intercompany Subordination Agreement” shall mean that certain Subordinated Intercompany Note among Xerox Holdings and its Subsidiaries from time to time party thereto, as may be amended or restated to the extent not prohibited by Section 10.4.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investment” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantee obligations), advances, or capital contributions (excluding accounts receivable, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests, or other securities or the purchase or other acquisition, in one transaction or a series of related transactions, of material assets or assets constituting all or substantially all of the assets of another Person or a business unit, line of business or division of such Person.

“IP Security Agreement” shall mean one or more Intellectual Property security agreements by and among one or more of the Credit Parties and the Collateral Agent executed in accordance with the Security Agreement.

“IPCo” means XRX Brandco LLC, a Delaware limited liability company.

“Judgment Currency” shall have the meaning provided in Section 13.21.

“Latest Term Loan Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Term Loan hereunder at such time, including the latest maturity or expiration date of any Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Lead Investor” means, collectively, the funds and accounts managed by Angelo, Gordon & Co., that are Lenders.

“Legal Reservations” means:

(a) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court,

(b) applicable Debtor Relief Laws,

(c) the existence of timing limitations with respect to the bringing of claims under applicable limitation laws and the defenses of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for, or to indemnify a Person against, non-payment of stamp duty may be void,

(d) the principle that in certain jurisdictions and under certain circumstances a Lien granted by way of fixed charge may be re-characterized as a floating charge or that security purported to be constituted as an assignment may be re-characterized as a charge,

(e) the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void,

(f) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant,

(g) the principle that the creation or purported creation of collateral over any claim, other right, contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement (or contract or agreement relating to or governing the claim or other right) over which security has purportedly been created,

(h) [reserved],

(i) [reserved],

(j) similar principles, rights and defenses under the laws of any relevant jurisdiction, and

(k) any other matters which are set out as qualifications or reservations (however described) as to matters of law in any legal opinion delivered pursuant to the Credit Documents.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean (i) the refusal or failure of any Lender to make available its portion of any incurrence of Loans, which refusal or failure is not cured within one (1) Business Day after the date of such refusal or failure, (ii) the failure of any Lender to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, (iii) a Lender has notified the Borrower and the

Administrative Agent that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to that effect with respect to its funding obligations under this Agreement, (iv) a Lender has failed to confirm in a manner reasonably satisfactory to the Administrative Agent, the Borrower or (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” shall mean, with respect to any Lender or any other Person that directly or indirectly controls such Lender (each, a “Distressed Person”), (a) that such Distressed Person is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, (b) a custodian, conservator, receiver, or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, (c) such Distressed Person is subject to a forced liquidation, makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt or (d) that such Distressed Person becomes the subject of a Bail-In Action; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Lien” shall mean with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof; provided that in no event shall an operating lease (or other lease in respect of a non-Finance Lease Obligation) or a license or sub-license to Intellectual Property be deemed to constitute a Lien.

“Loan” shall mean any Term Loan or any other loan made by any Lender hereunder.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean:

(i) on the Closing Date, any change, effect, circumstance, event, occurrence, state of facts or development (any such item, an “Effect”) that, individually or in the aggregate with any other Effect, has had or is reasonably expected to have, a material adverse effect on the business, assets, operations, condition or results of operations of the Borrower and its Subsidiaries taken as a whole; provided, that, none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any effect attributable to the announcement or pendency of the transactions contemplated by the Credit Documents (including the effects of the transactions on relationships with customers, suppliers, governmental bodies, employees, or other third-party relationships); (b) any effect attributable to conditions generally affecting the industry in which the Borrower or any of its Subsidiaries participate, the U.S. economy or the credit, debt, capital or financial markets (including changes in interest or exchange rates), or the markets in which the Borrower and its Subsidiaries operate; (c) any effect or development arising from or relating to the commencement, continuation or escalation of a war, hostilities, military action, political instability, or other international or national calamity or act of terrorism; (d) any effect arising from weather, meteorological conditions or climate, epidemics, disease outbreak or pandemics, public health emergencies, federal, state or local shelter-in-place or lockdown orders, widespread occurrences of infectious diseases or natural disasters affecting the businesses of the Borrower or any Subsidiary thereof; (e) the failure, in and of itself, of the Borrower to meet or achieve the results set forth in any projection, forecast or revenue or earnings predictions (provided that this clause (e) shall not prevent any Effect giving rise to such failure to meet projections, forecasts or predictions from being taken into account in determining whether there has been a Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Material Adverse Effect)); or (f) any effect that results from any action taken, or not taken, at the express written request of Initial Lenders or with Initial Lenders’ written consent; provided, that any Effect, referred to in clauses (b), (c), and (d), will be taken into account for purposes of determining whether there has been a Material Adverse Effect to the extent such Effect affects the Borrower and its Subsidiaries taken as a whole in a disproportionately adverse manner relative to other companies operating in the same or similar industries in which the Borrower and its Subsidiaries operate; and

(ii) thereafter, any Effect that, individually or in the aggregate with any other Effect, has had or is reasonably expected to have a material and adverse effect on (a) the business, results of operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, or (b) the material remedies (taken as a whole) of the Administrative Agent and the Lenders under the Credit Documents.

“Material Subsidiary” shall mean, at any date of termination, each Subsidiary of the Borrower whose total assets exceed $1,000.

“Maturity Date” shall mean the Initial Term Loan Maturity Date or the maturity date of an Extended Term Loan, as applicable.

“Maximum Rate” shall have the meaning provided in Section 5.6(c).

“Minimum Borrowing Amount” shall mean (i) with respect to a Borrowing of SOFR Loans, $500,000 (or if less, the entire remaining applicable Commitments or Loans at the time of such Borrowing), and (ii) with respect to a Borrowing of ABR Loans, $250,000 (or if less, the entire remaining applicable Commitments or Loans at the time of such Borrowing).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Non-Bank Tax Certificate” shall have the meaning provided in Section 5.4(e)(ii)(B)(3).

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-U.S. Lender” shall mean any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Note” means a promissory note, substantially in the form of Exhibit I.

“Notice of Borrowing” shall mean a notice of borrowing substantially in the form of Exhibit J.

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Notice of Prepayment” shall have the meaning provided in Section 5.1(a).

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants, and duties of, any Credit Party and any Subsidiary arising under any Credit Document or otherwise with respect to any Commitment or any Loan, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including guarantee obligations) to pay principal, premium, interest (including at the Default Rate, if applicable), charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any Credit Party under any Credit Document (including the Prepayment Premium).

“OFAC” shall mean the United States Treasury Department’s Office of Foreign Assets Control.

“Organizational Documents” shall mean, with respect to any Person, such Person’s charter, memorandum and articles of association, articles or certificate of organization or incorporation and bylaws or other organizational or governing or constitutive documents of such Person.

“Other Connection Taxes” shall mean, with respect to any of the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Credit Party hereunder or under any other Credit Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than any connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” shall mean all present or future stamp, registration, court or documentary Taxes or any other excise, property, intangible, mortgage recording, filing or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery, performance, enforcement or registration of, the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document (provided that such term shall not include any Taxes that result from an assignment or grant of a participation pursuant to Section 13.6(c), to the extent such Taxes are imposed as a result of a connection between the Lender and the taxing jurisdiction (other than a connection arising solely from any Credit Documents or any transactions contemplated thereunder), except to the extent that any such assignment or participation described in this proviso is requested or required by the Borrower).

“Outstanding Amount” shall mean, with respect to the Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, as the case may be, occurring on such date.

“Overnight Rate” shall mean, for any day, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“Participant Register” shall have the meaning provided in Section 13.6(c)(ii).

“Participating Member State” shall mean any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” shall have the meaning provided in Section 13.18.

“Payment Date” means each January 13, April 13, July 13 and October 13 of each year, commencing on April 13, 2026; provided, if any such day is not a Business Day, the applicable Interest Payment Date will be deemed to be the immediately succeeding Business Day.

“Perfection Certificate” means a certificate in the form of Exhibit F hereto or any other form reasonably approved by the Collateral Agent, as the same shall be supplemented from time to time.

“Periodic Term SOFR Determination Day” shall have the meaning provided in the definition of “Term SOFR.”

“Permitted Additional Preferred Equity” shall mean preferred Capital Stock issued by the Borrower so long as such preferred Capital Stock:

(i) does not provide for any dividend, coupon, liquidation preference or other payment that is payable in cash prior to the date that is 91 days after the Initial Term Loan Maturity Date;

(ii) does not provide for any scheduled redemption, mandatory redemption or voluntary redemption prior to the date that is 91 days after the Initial Term Loan Maturity Date;

(iii) does not have any voting or governance rights so long as any Class A Units (as defined in the A&R Borrower LLCA) are outstanding; and

(iv) does not benefit from any covenants (including financial covenants) that are more restrictive in any material respect than those in the Credit Documents (except to the extent such covenants apply solely to any period after the Initial Term Loan Maturity Date).

“Permitted Other Provision” shall have the meaning assigned to such term in Section 2.15(b).

“Permitted Restricted Payment” shall mean,

(i) for any taxable period for which the any Covenant Party (and/or any of its Subsidiaries) is a member of a consolidated, combined or similar income tax group of which a parent entity is the common parent (“Tax Group”), Restricted Payments in the form of cash distributions to any parent entity (including Xerox Holdings) to pay federal, state, local and foreign income Tax liabilities (including franchise and similar Taxes imposed in lieu of income Taxes) of such Tax Group that are attributable to the taxable income of the Covenant Party and/or its applicable Subsidiaries; provided that, the aggregate amount of such payments for such taxable period shall not exceed the Tax liabilities that would be due if the Covenant Parties were filing such income tax returns on a consolidated, combined or similar basis; and

(ii) Restricted Payments for payments made or expected to be made by Xerox Holdings or any Subsidiary in respect of withholding or similar Taxes payable or expected to be payable by or in respect of any future, present or former director, officer, employee, manager, consultant, independent contractor or other service provider of any Covenant Party (or their respective Affiliates, estates or immediate family members or permitted transferees) in connection with the exercise of stock options or the grant, vesting or delivery of Equity Interests.

“Permitted Shared Services Agreement” shall mean (a) the Shared Services and License Agreement and (b) any future shared services or management agreement between Xerox Holdings or any of its Subsidiaries, on one hand, and the Borrower or any of its Subsidiaries, on the other hand, to the extent that (i) such agreement is on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an Affiliate of the Borrower and in the ordinary course of business and (ii) if the aggregate amount of all transactions which may be subject thereto collectively exceeds $5,000,000, then (x) it has been approved by the disinterested managers of the board of directors (or other analogous governing body) of the Borrower and (y) if such aggregate amount exceeds $10,000,000, a fairness opinion with respect thereto has been delivered to the Administrative Agent, which fairness opinion shall be in form and substance reasonably acceptable to the Lead Investor. Notwithstanding the foregoing, no Permitted Shared Services Agreement shall be entered into or amended so as to result in the Borrower or its Subsidiaries transferring or selling (whether pursuant to a sale, license, transfer, Investment, Restricted Payment or otherwise) any Intellectual Property (or exclusive rights thereto).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, unlimited liability company, association, trust, or other enterprise or any Governmental Authority.

“Platform” shall have the meaning provided in Section 13.17(a).

“Pledge Agreement” shall mean the Pledge Agreement, entered into by the Borrower and the other Credit Parties party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit G.

“Preferred Equity” shall mean the Class A Units as defined in the A&R Borrower LLCA.

“Prepayment Premium” shall mean in the event of a voluntary or mandatory (in connection with a Debt Incurrence Prepayment Event) repayment or prepayment or redemption, or an acceleration, of Loans, or the Loans becoming due and payable pursuant to this Agreement, or a replacement of a non-consenting Lender whose Loans are repaid, replaced or assigned pursuant to Section 13.7 hereof:

(a) on or prior to the first anniversary of the Closing Date, an amount equal to the percentage set forth below (for the applicable date) of the principal amount of the Term Loans so repaid, prepaid, replaced, assigned, redeemed, distributed or accelerated,

Date	Percentage
On or prior to the date that is two (2) months after the Closing Date	10.250%
After the date that is two (2) months after the Closing Date and on or prior to the date that is three (3) months after the Closing Date	9.250%
After the date that is three (3) months after the Closing Date and on or prior to the date that is four (4) months after the Closing Date	8.375%
After the date that is four (4) months after the Closing Date and on or prior to the date that is five (5) months after the Closing Date	7.375%

After the date that is five (5) months after the Closing Date and on or prior to the date that is six (6) months after the Closing Date	6.375%
After the date that is six (6) months after the Closing Date and on or prior to the date that is seven (7) months after the Closing Date	5.500%
After the date that is seven (7) months after the Closing Date and on or prior to the date that is eight (8) months after the Closing Date	8.250%
After the date that is eight (8) months after the Closing Date and on or prior to the date that is nine (9) months after the Closing Date	7.500%
After the date that is nine (9) months after the Closing Date and on or prior to the date that is ten (10) months after the Closing Date	6.500%
After the date that is ten (10) months after the Closing Date and on or prior to the date that is eleven (11) months after the Closing Date	5.625%
After the date that is eleven (11) months after the Closing Date and on or prior to the first anniversary of the Closing Date	4.750%

(b) after the first anniversary of the Closing Date and on or prior to the date that is the second anniversary of the Closing Date, 3.875% of the principal amount of the Term Loans so repaid, prepaid, replaced, assigned, redeemed, distributed or accelerated,

(c) after the second anniversary of the Closing Date and on or prior to the date that is the third anniversary of the Closing Date, 1.9375% of the principal amount of the Term Loans so repaid, prepaid, replaced, assigned, redeemed, distributed or accelerated, and

(d) after the third anniversary of the Closing Date, zero ($0).

“primary obligations” shall have the meaning provided in the definition of “Contingent Obligations.”

“primary obligor” shall have the meaning provided in the definition of “Contingent Obligations.”

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA or Section 4975(c) of the Code.

“Projections” means all projections (including financial estimates, financial models, forecasts and other forward-looking information) furnished to the Initial Lenders or the Administrative Agent by or on behalf of the Xerox Holdings, the Borrower or any of their respective Subsidiaries on or prior to the Closing Date.

“PTE” shall mean a Prohibited Transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC Credit Support” shall have the meaning provided in Section 13.23.

“Qualified Stock” of any Person shall mean Capital Stock of such Person other than Disqualified Stock of such Person.

“Quarterly Excess Cash Flow” shall mean, for any Quarterly Excess Cash Flow Period, the greater of $0 and an amount equal to (without duplication):

(a) the aggregate amount of Royalty Fees (as defined in the Shared Services and License Agreement) required to be paid to the Credit Parties under Section 4.2 (Royalty Fees) of the Shared Services and License Agreement during such Quarterly Excess Cash Flow Period, minus

(b) the aggregate amount required to be paid in cash on the Payment Date immediately following such Quarterly Excess Cash Flow Period in respect of (i) amortization payments on the Term Loans in accordance with Section 2.5(b) of this Agreement and (ii) redemption payments on the Preferred Equity in accordance with Section 7.05(b) of the A&R Borrower LLCA (excluding, for the avoidance of doubt, accrued interest and distributions, as applicable, paid in connection with such amortization or redemption payments), minus

(c) the aggregate amount paid in cash in respect of (i) interest payments on the Term Loans and (ii) distributions on the Preferred Equity, in each case during such Quarterly Excess Cash Flow Period, minus

(d) the aggregate amount paid in cash in respect of voluntary or mandatory repayments (excluding payments on account of Quarterly Excess Cash Flow), purchases and redemptions, as applicable, of the Term Loans or Preferred Equity, as applicable, during such Quarterly Excess Cash Flow Period, minus

(e) without duplication, the aggregate amount paid in cash in respect of any premium in connection with the foregoing clauses (b), (c) or (d), minus

(f) the amount, if any, payable by IPCo in respect of a Royalty Fee Adjustment (as defined in the Shared Services and License Agreement) in respect of such Quarterly Excess Cash Flow Period, minus

(g) at the election of the Borrower, an amount that results in the aggregate amount held in the Reserve Account equaling $20,000,000 (or such lesser amount as the Borrower elects) (plus interest or similar income previously earned on amounts held in the Reserve Account) after giving effect to (x) the Quarterly Excess Cash Flow payment and other payments contemplated by clause (b) above and (y) required payments in respect of accrued interest and distributions on the Term Loans and Preferred Equity, in each case of (x) and (y) to be made in cash on the Payment Date immediately following such Quarterly Excess Cash Flow Period, minus

(h) administrative, overhead and other similar costs and expenses incurred during such Quarterly Excess Cash Flow Period in the ordinary course of business of the Credit Parties in an amount not to exceed (excluding amounts in respect of (x) expense reimbursement and indemnities owing under the applicable Credit Party’s organizational documents, (y) insurance premiums and fees in respect of customary director and officer liability insurance with respect to any officers, managers, directors, members or similar persons of the Borrower and its Subsidiaries (solely in their capacity as officers, managers, directors, members or similar persons of the Borrower and its Subsidiaries) and (z) compensation and expense reimbursement with respect to any independent manager or director of the Borrower appointed by holders of Preferred Equity in accordance with the Borrower’s organizational documents) $50,000 during such Quarterly Excess Cash Flow Period (costs and expenses of the type described in this clause (h), subject to the quarterly limit set forth herein, “Permitted Overhead Expenses”).

“Quarterly Excess Cash Flow Period” means each fiscal quarter of the Borrower, commencing with the fiscal quarter ending September 30, 2026.

“Ratable Percentage” shall mean, as of the time of determination, the quotient resulting from:

(a) the outstanding principal amount of the Term Loans at the end of the applicable Quarterly Excess Cash Flow Period, divided by

(b) the sum of the outstanding principal amount of the Term Loans and the aggregate outstanding Liquidation Preference (as defined in the A&R Borrower LLCA) (not including any redemption premium) of the outstanding Preferred Equity, in each case, at the end of the applicable Quarterly Excess Cash Flow Period.

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Rejection Notice” shall have the meaning provided in Section 5.2(f).

“Related Fund” shall mean, with respect to any Lender that is a Fund, any other Fund that is advised or managed by (a) such Lender, (b) an Affiliate of such Lender, or (c) an entity or an Affiliate of such entity that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise; provided that, for purposes of Section 13.5 and Section 13.6, “Related Parties” shall not include Excluded Affiliates.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Rate” shall mean (a) with respect to any Term SOFR Borrowing, Term SOFR, or (b) with respect to any Daily Simple SOFR Borrowing, Daily Simple SOFR, as applicable.

“Removal Effective Date” shall have the meaning provided in Section 12.9(b).

“Required Lenders” shall mean, as of any date of determination, (A) Lenders having or holding a majority of the sum of (a) Total Outstandings and (b) aggregate unused Total Term Loan Commitments, provided that the unused Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders and (B) the Lead Investor, provided at such time such Lead Investor and its Affiliates collectively hold an amount of Total Outstandings and unused Total Term Loan Commitments equal to at least the Threshold Portion of the sum of the foregoing clauses (a) and (b).

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, official administrative pronouncement, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Reserve Account” means a deposit account of any Credit Party that is a Controlled Account.

“Resignation Effective Date” shall have the meaning provided in Section 12.9(a).

“Restricted Payment” shall mean, with respect to any Person,

(i) the declaration or payment of any dividend or making of any payment or distribution on account of such Person’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation; or

(ii) the purchase, redemption, defeasance or other acquisition or retirement for value any Equity Interests of such Person or any direct or indirect parent of such Person, including in connection with any merger, amalgamation or consolidation.

“Restricted Persons” shall have the meaning provided in Section 13.16.

“S&P” shall mean Standard & Poor’s Ratings Group or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person in contemplation of such leasing.

“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of Designated Persons, including the list of Specially Designated Nationals and Blocked Persons, or the U.S. Department of State, the United Nations Security Council, the European Union, any member state of the European Union, the United Kingdom, Hong Kong Monetary Authority and His Majesty’s Treasury, or any other Sanctions-related list maintained by any other relevant Governmental Authority with jurisdiction over any member the Lender Group or any Credit Party or any of their respective Subsidiaries or Affiliates of the foregoing, (b) any Person operating, organized, incorporated or residing in a Sanctioned Country, (c) the government of a Sanctioned Country or the Government of Venezuela, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by, or acting on behalf of, any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, economic sanctions, trade sanctions, financial sanctions, secondary sanctions, trade embargoes and other sanctions laws, regulations or embargoes imposed, administered or enforced from time to time by: (a) the government of the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union Member State, (d) the United Kingdom, (e) the Government of Canada or (f) any other Governmental Authority with jurisdiction over any member of the Lender Group or any Credit Party or any of their respective Subsidiaries or Affiliates of the foregoing.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Section 2.15 Additional Amendment” shall have the meaning provided in Section 2.15(f).

“Secured Parties” shall mean the Administrative Agent, the Collateral Agent, each Lender with respect to the Credit Facilities, and each sub-agent pursuant to Section 12 appointed by the Administrative Agent with respect to matters relating to the Credit Facilities or the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933.

“Security Agreement” shall mean the Security Agreement entered into by the Borrower and the other Credit Parties party thereto, and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit H.

“Security Documents” shall mean, collectively, the Pledge Agreement, the Security Agreement, each IP Security Agreement and each other security agreement or other instrument or document executed and delivered pursuant to Section 9.10 or pursuant to any other such Security Documents to secure the Obligations or to govern the priorities of the holders of Liens on the Collateral.

“Senior Indebtedness” shall have the meaning provided in Section 13.1(b).

“Shared Services and License Agreement” shall mean the Shared Services and License Agreement entered into by the Credit Parties party thereto and Xerox Holdings on the date hereof, as may be amended or restated to the extent not prohibited by Section 10.4.

“SOFR” means, with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published by the SOFR Administrator on a SOFR Administrator’s Website on the immediately succeeding U.S. Government Securities Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means a Term SOFR Borrowing and/or a Daily Simple SOFR Borrowing, as the context may require.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Loan” shall mean a Term SOFR Loan and/or a Daily Simple SOFR Loan, as the context may require.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” shall mean, after giving effect to the consummation of the Transactions, including the funding of the Initial Term Loans on the Closing Date and the application of the proceeds thereof, the Borrower and its Subsidiaries, taken as a whole on a consolidated basis (a) have property with fair value (calculated on a going concern basis) greater than the total amount of their debts and liabilities, contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated or otherwise, (b) have assets with present fair salable (calculated on a going concern basis) value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured in the ordinary course, (c) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured in the ordinary course and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute an un-reasonably small capital.

“Specified Contribution” means a one-time $10 million contribution in cash to the common Equity Interests of the Borrower made by Xerox Corporation after the Closing Date and on or prior to April 9, 2026. For the avoidance of doubt, the contribution of cash contemplated by that certain Contribution Agreement, dated the Closing Date, between Xerox Corporation and the Borrower, shall not constitute the Specified Contribution.

“Specified Distribution” means a one-time non-pro rata cash distribution to Xerox Corporation on account of its Class B Units (as defined in the A&R Borrower LLCA) (a) on or prior to the 18-month anniversary of the Closing Date and (b) in an amount not to exceed the amount of the Specified Contribution actually made by Xerox Corporation; provided, immediately before and after giving effect to such distribution, (i) no Event of Default (as defined in this Agreement) or Xerox Event of Default (as defined in the Shared Services and License Agreement) has occurred and is continuing and (ii) the Covenant Parties are in pro forma compliance with the Coverage Covenant (as defined in the SSLA Guarantee).

“SPV” shall have the meaning provided in Section 13.6(g).

“SSLA Guarantee” shall mean the Guarantee, dated as of the date hereof, entered into by Xerox Holdings and certain of its Subsidiaries and IPCo, as secured party, as may be amended or restated to the extent not prohibited by Section 10.4.

“Subject Default” shall have the meaning provided in Section 1.2.

“Subscription Agreement” shall mean that certain subscription agreement, dated as of the Closing Date, by and among the Initial Lenders and the Borrower.

“Subsidiary” of any Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise expressly provided, all references herein to a Subsidiary shall mean a Subsidiary of the Borrower.

“Supported QFC” shall have the meaning provided in Section 13.23.

“Swap Obligation” shall mean, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding), fees, or other similar charges imposed by any Governmental Authority and any interest, fines, penalties, or additions to tax with respect to the foregoing.

“Term Loan Commitment” shall mean, with respect to each Lender, such Lender’s Initial Term Loan Commitment and, if applicable, commitment with respect to any Extension Series.

“Term Loan Extension Request” shall have the meaning provided in Section 2.15(b).

“Term Loan Lender” shall mean, at any time, any Lender that has a Term Loan Commitment or an outstanding Term Loan.

“Term Loans” shall mean the Initial Term Loans and any Extended Term Loans, collectively.

“Term SOFR” means,

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Administrative Agent shall so notify the Borrower and Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Administrative Agent shall so notify the Borrower and Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such ABR Term SOFR Determination Day;

provided, that if Term SOFR as determined pursuant to the foregoing clause (a) or (b) would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Borrowing” means a Borrowing comprised of Loans bearing interest at a rate determined by reference to Term SOFR (other than pursuant to clause (iii) of the definition of “ABR”).

“Term SOFR Loan” means any Loan bearing interest at a rate determined by reference to Term SOFR (other than pursuant to clause (iii) of the definition of “ABR”).

“Term SOFR Reference Rate” means, for any day and time, and for any tenor comparable to the applicable interest period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

“Threshold Amount” shall mean $50,000,000.

“Threshold Portion” shall mean 33 1/3%.

“Total Outstandings” shall mean, at any time, the aggregate Outstanding Amount of all Loans at such time.

“Total Term Loan Commitment” shall mean the sum of the Initial Term Loan Commitments and, if applicable, any commitments in respect of Extended Term Loans, in each case, of all the Lenders.

“Transaction Documents” has the meaning assigned to such term in the A&R Borrower LLCA.

“Transaction Steps” has the meaning assigned to such term in the Subscription Agreement.

“Transactions” shall mean, collectively, the transactions constituting or contemplated by this Agreement, the other Credit Documents, the application of proceeds from the Initial Term Loans and Preferred Equity or the other Transaction Steps.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” shall mean as to any Loan, its nature as an ABR Loan or a SOFR Loan.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided, further, that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction from time to time for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S.” and “United States” shall mean the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” shall have the meaning provided in Section 5.4(e)(ii)(A).

“U.S. Special Resolution Regimes” shall have the meaning provided in Section 13.23.

“Voting Stock” shall mean, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors (or analogous governing body) of such Person.

“Wholly-Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than (x) directors’ qualifying shares or other ownership interests and (y) a nominal number of shares or other ownership interests issued to non-U.S. nationals to the extent required by applicable laws) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withholding Agent” shall mean any Credit Party, the Administrative Agent and any other applicable withholding agent.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Xerox” shall mean Xerox Corporation, a New York corporation.

“Xerox ABL Credit Agreement” shall mean that certain Credit Agreement, dated as of May 22, 2023, among Xerox Holdings, Xerox, Citibank, N.A., as administrative agent and collateral agent, and the other parties thereto, as amended by that certain Amendment No. 1 to Credit Agreement, dated as of February 6, 2024, that certain Amendment No. 2, dated as of June 10, 2024, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Xerox Debt” shall mean any indebtedness (including, without limitation, under any Xerox Existing Debt Documents) of Xerox Holdings or its Subsidiaries as in effect from time to time.

“Xerox Existing Debt Documents” shall mean the instruments set forth on Schedule 1.1(d).

“Xerox Holdings” shall mean Xerox Holdings Corporation, a New York corporation, together with any successor thereto.

“Xerox Term Loan Credit Agreement” shall mean, that certain First Lien Term Loan Credit Agreement, dated as of November 17, 2023, among Xerox Holdings, Xerox, the lenders from time to time party thereto and Jefferies Finance LLC, as administrative and collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

1.2 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Section, Exhibit, and Schedule references are to the Credit Document in which such reference appears.

(d) The term “including” is by way of example and not limitation. The word “or” is not exclusive.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(i) All references to “knowledge” or “awareness” of any Credit Party or any Subsidiary thereof means the actual knowledge of an Authorized Officer of such Credit Party or such Subsidiary.

(j) [Reserved].

(k) In the case of any cure or waiver in accordance with the terms of this Agreement of any Default or Event of Default under this Agreement, the Borrower, the applicable Credit Parties, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any such Default or Event of Default cured or waived shall be deemed to be cured and not continuing, it being understood that no such cure or waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. If (i) any Default or Event of Default under this Agreement occurs under any affirmative covenants under any Credit Documents (other than Section 9.17) (a “Subject Default”), (ii) the Borrower has delivered any notice required to be delivered to the Administrative Agent upon obtaining actual knowledge that such Subject Default exists, (iii) (A) the event, condition or inaction giving rise to such Subject Default no longer exists or is continuing, including by virtue of the Borrower or applicable Subsidiary having taken the required action giving rise to such Subject Default or (B) such Subject Default shall have been waived in accordance with the terms hereof, and (iv) there has not been any acceleration of Loans or Obligations following such Subject Default, then such Subject Default and each other Default or Event of Default that may have resulted from the making or deemed making of any representation or warranty as to, or the taking of any action or consummation of any transaction conditioned upon, the absence of any existing or continuing Default or Event of Default, in each case, related to the Subject Default, shall automatically be deemed to have been cured and no longer continuing.

(l) Any reference herein or in any other Credit Document to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of, or by, a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person under this Agreement and the other Credit Documents (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.3 Accounting Terms.

(a) Except as expressly provided herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a consistent manner.

(b) Notwithstanding anything in this Agreement to the contrary, unless the Borrower has notified the Administrative Agent in writing that this clause (b) shall not apply with respect to an applicable period on or prior to the delivery of financial statements for such period pursuant to Section 9.4, each provision under this Agreement, shall, in each case, be determined without giving effect to ASC 842 (Leases), except that financial statements delivered pursuant to Section 9.4 may be prepared in accordance with GAAP (including giving effect to ASC 842 (Leases)) as in effect at the time of such delivery.

1.4 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.

1.5 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Credit Documents), and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements, modifications, restructurings, replacements, refinancings, renewals, or increases (in each case, where applicable, whether pursuant to one or more agreements or with different lenders or agents and whether provided under the original credit agreement or one or more other credit agreements, indentures, financing agreements or otherwise, including any agreement extending the maturity thereof, otherwise restructuring all or any portion of the Indebtedness thereunder, increasing the amount loaned or issued thereunder, altering the maturity thereof or providing for other Indebtedness), but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements, modifications, replacements, restructurings, refinancings, renewals, or increases are permitted by any Credit Document; (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Requirement of Law; and (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

1.6 [Reserved].

1.7 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, any Term SOFR, Daily Simple SOFR or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, any Term SOFR, Daily Simple SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, any Term SOFR, Daily Simple SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, any Term SOFR, Daily Simple SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.8 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

1.9 Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

1.10 Certifications. All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.

SECTION 2

Amount and Terms of Credit

2.1 Commitments. Subject to and upon the terms and conditions herein set forth, each Lender having an Initial Term Loan Commitment severally agrees to make a loan or loans denominated in Dollars (each, an “Initial Term Loan”) to the Borrower on the Closing Date, which Initial Term Loans shall not exceed for any such Lender the Initial Term Loan Commitment of such Lender set forth on Schedule 1.1(b). Such Initial Term Loans (i) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or SOFR Loans; provided that all Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type and (ii) may be repaid or prepaid (without premium or penalty, other than as set forth in Section 5.1(b)) in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed. On the Initial Term Loan Maturity Date, all then outstanding Initial Term Loans shall be repaid in full in Dollars.

2.2 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Term Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 in excess thereof. More than one Borrowing may be incurred on any date; provided that at no time shall there be more than five (5) Borrowings of SOFR Loans.

2.3 Notices of Borrowing.

(a) For Borrowings of Initial Term Loans on the Closing Date and any other Term Loans after the Closing Date, the Borrower shall deliver to the Administrative Agent at the Administrative Agent’s Office in the case of ABR Loans after the Closing Date, an executed Notice of Borrowing prior to 1:00 p.m. at least one (1) Business Day prior to the Closing Date or the date of the requested Borrowing (as applicable), in the case of ABR Loans or SOFR Loans on the Closing Date, an executed Notice of Borrowing prior to 1:00 p.m. at least three (3) Business Days prior to the Closing Date (which may be conditional on the Closing Date) and in the case of SOFR Loans after the Closing Date, an executed Notice of Borrowing prior to 1:00 p.m. at least three (3) Business Days prior to the date of the requested Borrowing (as applicable) (or, in each case, such shorter notice as is approved by the Administrative Agent in its reasonable discretion). Each such Notice of Borrowing shall specify (A) the aggregate principal amount of the Term Loans to be made, (B) the date of the Borrowing, (C) whether such Term Loans shall consist of ABR Loans and/or SOFR Loans, (D) with respect to any SOFR Loans, the Interest Period to be initially applicable thereto and (E) the wire instructions of the Borrower pursuant to which the funds shall be disbursed. With respect to Term Loans, if no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be (x) so long as such notice was delivered with the advance notice required under Section 2.3(a)(ii), a SOFR Loan and (y) otherwise, an ABR Loan. If no Interest Period with respect to any Borrowing of SOFR Loans is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.3 (and the contents thereof), and of each Lender’s pro rata share of the requested Borrowing.

(b) [Reserved].

(c) The notice in respect of any Loans on the Closing Date, or in connection with any Borrowing under any Extension Amendment, may be rescinded, or revised to change the requested date for the making of the Loans contemplated thereby, by the Borrower by giving written notice to the Administrative Agent prior to 10:00 a.m. (or such later time as the Administrative Agent may approve in its sole discretion) on the date of the proposed Borrowing.

2.4 Disbursement of Funds.

(a) No later than 1:00 p.m. on the date specified in each Notice of Borrowing, each Lender shall make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date, such funds may be made available at such time as may be agreed among the Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions.

(b) Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds, to the Administrative Agent at the Administrative Agent’s Office, and upon receipt of all requested funds, the Administrative Agent will make available to the Borrower, by wiring to an account or accounts designated by the Borrower to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender in writing prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay (or cause to be paid) such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5 Repayment of Loans; Evidence of Debt.

(a) The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Term Loan Lenders, on the Initial Term Loan Maturity Date, the then outstanding Initial Term Loans. To the extent applicable, the Borrower shall repay to the Administrative Agent for the benefit of the applicable Lenders, on each Maturity Date of any Class of Loans (other than Initial Term Loans), the then outstanding amount of Loans of such Class.

(b) The Borrower shall, on each Payment Date (commencing on October 13, 2026), repay Initial Term Loans in an aggregate principal amount equal to 4.50% of the aggregate principal amount of Initial Term Loans outstanding on the Closing Date.

(c) Any repayment or prepayment of Loans (including pursuant to Section 2.5(b) or 5.1) shall be applied (a) ratably to the Initial Term Loans (and Extended Term Loans to the extent set forth in the applicable Extension Amendment) and (b) to reduce the amount of such Loans payable on the applicable Term Loan Maturity Date (and, for the avoidance of doubt, shall not reduce amounts required to be repaid or prepaid pursuant to Section 2.5(b) or 5.1).

(d) In the event that any Extended Term Loans are established, such Extended Term Loans shall, subject to Section 2.15, be repaid by the Borrower in the amounts and on the dates set forth in the applicable Extension Amendment.

(e) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(f) The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is an Initial Term Loan or Extended Term Loan, as applicable, the Type of each Loan made, the name of the Borrower and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(g) The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (e) and (f) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence, absent manifest error, of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts, such Register or subaccounts, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such entries, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(h) The Borrower hereby agrees that, promptly following the reasonable request of any Lender at any time and from time to time after the Borrower has made an initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit I, as applicable, evidencing the applicable Loans owing to such Lender. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.6) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

2.6 Conversions and Continuations.

(a) Subject to the third to last sentence of this clause (a), (x) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $500,000 (or if such Borrowing is less, the entire remaining applicable amount at such time) of the outstanding principal amount of Term Loans of one Type into a Borrowing or Borrowings of another Type and (y) the Borrower shall have the option on any Business Day to continue all or a portion of the outstanding principal amount of any SOFR Loans as SOFR Loans for an additional Interest Period; provided that (i) no partial conversion of SOFR Loans shall reduce the outstanding principal amount of SOFR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into SOFR Loans if an Event of Default is in existence on the date of the conversion and the Required Lenders have determined in their sole discretion by written notice to the Borrower not to permit such conversion, (iii) SOFR Loans may not be continued as SOFR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Required Lenders have determined in their sole discretion by written notice to the Borrower not to permit such continuation and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the applicable Administrative Agent’s Office prior to 1:00 p.m. at least (i) three (3) Business Days’ prior written notice, in the case of a continuation of or conversion to SOFR Loans (other than in the case of a notice delivered on the Closing Date, which shall be deemed to be effective on the Closing Date), or (ii) one (1) Business Day prior written notice in the case of a conversion into ABR Loans (each, a “Notice of Conversion or Continuation” substantially in the form of Exhibit J) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as SOFR Loans, the Interest Period to be initially applicable thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation of a SOFR Loan, the Borrower shall be deemed to have selected a SOFR Loan with an Interest Period of one month’s duration. The Administrative Agent shall give each applicable Lender notice promptly of any such proposed conversion or continuation affecting any of its Loans.

(b) If any Event of Default is in existence at the time of any proposed continuation of any SOFR Loans and the applicable Required Lenders have determined in their sole discretion by written notice to the Borrower not to permit such continuation, such SOFR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of SOFR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a), the Borrower shall be deemed to have elected to continue such Borrowing of SOFR Loans as SOFR Loans with an Interest Period of one month, effective as of the expiration date of such current Interest Period.

2.7 Pro Rata Borrowings. Each Borrowing of Term Loans of any Class under this Agreement shall be made by the applicable Lenders pro rata on the basis of their then-applicable Commitments with respect to such Class. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligations under any Credit Document.

2.8 Interest.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for ABR Loans plus the ABR, in each case, in effect from time to time.

(b) The unpaid principal amount of each SOFR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for SOFR Loans plus the relevant Term SOFR.

(c) If an (i) Event of Default has occurred and is continuing under Sections 11.1, 11.5 or 11.12 or (ii) Xerox Event of Default (as defined in the Shared Services and License Agreement) has occurred and is continuing under Section 6.3(b)(i) of the Shared Services and License Agreement, the principal amount of the Loans (whether or not accelerated) and all other Obligations that are due and unpaid (other than on such amounts owed to Defaulting Lenders) shall bear interest at a rate per annum that is (the “Default Rate”) (x) in the case of principal, the rate that would otherwise be applicable thereto plus 2.00% or (y) in the case of any other amount, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2.00% from the date of such Event of Default to the date on which such amount is paid in full (after as well as before judgment).

(d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each Loan, in arrears on each Payment Date for the period from (but excluding) the last Payment Date to (and including) such Payment Date (or in the case of the first Interest Payment Date, in arrears for the period from (and including) the Closing Date to (and including) such Interest Payment Date), and (iii) in respect of each Loan, (A) on the date of any repayment or prepayment of such Loans (including pursuant to Section 2.5(b) or 5.1), (B) at maturity (whether by acceleration or otherwise), and (C) after such maturity, on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 5.5.

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of SOFR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9 Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of SOFR Loans, the Borrower shall give the Administrative Agent written notice of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, three or six month period (or if agreed by all the Lenders making such SOFR Loans, a twelve month period or a period shorter than one month).

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of SOFR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of SOFR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a SOFR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day; and

(d) the Borrower shall not be entitled to elect any Interest Period in respect of any SOFR Loan if such Interest Period would extend beyond the Maturity Date of such Loan.

2.10 Increased Costs, Illegality, Etc.

(a) In the event that (x) in the case of clause (i) below, the Administrative Agent or the Required Lenders and (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) (A) prior to the commencement of an Interest Period for a SOFR Borrowing, that adequate and fair means do not exist for ascertaining the Term SOFR, for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining Daily Simple SOFR; or

(ii) at any time, that such Lenders shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loans (including any increased costs or reductions attributable to Taxes, other than any increase or reduction attributable to (I) Indemnified Taxes, (II) Taxes described in clauses (iii) through (v) of the definition of “Excluded Taxes,” (III) Connection Income Taxes, or (IV) Other Taxes) because of any Change in Law; or

(iii) at any time, that the making or continuance of any rate applicable to the SOFR Loan has become unlawful by compliance by such Lenders in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects Daily Simple SOFR or Term SOFR (as the case may be) and the applicable Lenders are treating all similarly situated Persons under comparable syndicated credit facilities similar to the Credit Facilities in the same fashion;

(such Loans, “Impacted Loans”), then, and in any such event, such Lender (or the Administrative Agent or Required Lenders, in the case of clause (i) above) shall within a reasonable time thereafter give written notice to the Borrower and, in the case of such notice by such Lender or the Required Lenders, to the Administrative Agent, of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, such SOFR Loans shall no longer be available until such time as the Administrative Agent or Required Lenders, as applicable, notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to such SOFR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lenders, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lenders in their reasonable discretion shall determine) as shall be required to compensate such Lenders for such actual increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lenders, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lenders shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto), and (z) in the case of subclause (iii) above, the Borrower shall take one of the actions specified in subclause (x) or (y), as applicable, of Section 2.10(b) promptly and, in any event, within the time period required by law.

Notwithstanding the foregoing but subject to Section 2.10(e) below, if the Administrative Agent has made the determination described in Section 2.10(a)(i), the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (x) of the first sentence of the immediately preceding paragraph, (2) the Administrative Agent notifies the Borrower or the applicable Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender reasonably determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(b) At any time that any SOFR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may either (x) (A) if a Notice of Borrowing or Notice of Conversion or Continuation with respect to a SOFR Borrowing has been submitted pursuant to Section 2.3 or Section 2.6, as applicable, but the affected SOFR Loan has not been funded or continued, cancel such requested Borrowing by giving the Administrative Agent written notice thereof on the same date that the Borrower was notified by Lenders pursuant to Section 2.10(a)(ii) or (iii), as applicable, (B) absent any such cancellation by the Borrower, such SOFR Borrowing shall instead be deemed to be a request or a Notice of Borrowing, as applicable, for (I) a Daily Simple SOFR Loan so long as Daily Simple SOFR is not also the subject of Section 2.10(a)(ii) or (iii) on such day, or (II) an ABR Loan if Daily Simple SOFR is also the subject of Section 2.10(a)(ii) or (iii) on such day, or (y) if the affected Term SOFR Loan or Daily Simple SOFR Loan is outstanding in Dollars on the day of the Borrower’s receipt of such notice from the Administrative Agent with respect to the Relevant Rate applicable to such Loan, then (I) such Term SOFR Loan shall on the last day of the Interest Period applicable (if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans) thereto convert to, and shall constitute, (x) a Daily Simple SOFR Loan so long as Daily Simple SOFR is not also the subject of Section 2.10(a)(ii) or (iii) on such day, or (y) an ABR Loan if Daily Simple SOFR is also the subject of

Section 2.10(a)(ii) or (iii) on such day, and (II) such Daily Simple SOFR Loan shall on such day convert to, and shall constitute, an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b). If the Administrative Agent or the Required Lenders determine (which determination shall be conclusive and binding absent manifest error) that “Daily Simple SOFR” cannot be determined pursuant to the definition thereof or “Term SOFR” cannot be determined pursuant to the definition thereof, in each case on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (iii) of the definition of “ABR” until the Administrative Agent revokes such determination.

(c) If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the actual rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly following written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such actual additional amount or amounts as will compensate such Lender or its parent for such actual reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Closing Date or to the extent such Lender is not imposing such charges on, or requesting such compensation from, borrowers (similarly situated to the Borrower hereunder) under comparable syndicated credit facilities similar to the Credit Facilities. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) promptly following receipt of such notice.

(d) Other than as set forth in clause (a)(ii) of this Section 2.10, it is understood that this Section 2.10 shall not apply to a Change in Law in respect of Taxes.

(e) Benchmark Replacement Setting.

(i) herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders; provided, that if the Administrative Agent and Borrower each determine in good faith that the Benchmark Replacement is the prevailing market standard for USD-denominated syndicated of loans of a similar type, no Required Lender consent shall be required; provided, further, that, if such Benchmark Replacement is determined by the Administrative Agent and Borrower pursuant to clause (b) of the definition thereof, the Administrative Agent and the Borrower shall give due consideration to any Benchmark Replacement recommendations made by the Relevant Governmental Body.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right, with the consent of the Borrower, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.10(e)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.10(e), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.10(e).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Term SOFR Borrowing or Daily Simple SOFR Borrowing, or any request for conversion to or continuation of Term SOFR Loans or Daily Simple SOFR Loans, to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for (A) a borrowing of, conversion to or continuation of a Term SOFR Loan into a request for a borrowing of or conversion to (x) Daily Simple SOFR Loans so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) ABR Loans if Daily Simple SOFR is the subject of a Benchmark Transition Event and (B) a borrowing of Daily Simple SOFR Loans into a request for a borrowing of or conversion to ABR Loans. Furthermore, if any Term SOFR Loan or Daily Simple SOFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Relevant Rate applicable to such Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.10(e), (1) any Term SOFR Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), convert to, and shall constitute, (x) a Daily Simple SOFR Loan so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event on such day, or (y) an ABR Loan if Daily Simple SOFR is the subject of a Benchmark Transition Event on such day and (2) any Daily Simple SOFR Loan shall on such day convert to, and shall constitute, an ABR Loan. During any Benchmark Unavailability Period or at any time that any tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then current Benchmark or such tenor for such Benchmark as applicable, will not be used in any determination of ABR.

(vi) Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, from time to time if the Borrower and the Administrative Agent reasonably determine in good faith that a comparable successor rate to SOFR (or a successor to such successor rate) becomes available for USD-denominated syndicated similar types of loans, then the Borrower and the Administrative Agent may amend this Agreement and the other Credit Documents without the consent of any Lender to replace SOFR or any successor rate with the applicable successor rate to it pursuant to generally accepted then prevailing market convention as determined by the Borrower in good faith and to make such other conforming changes to this Agreement and the other Credit Documents in connection therewith, including any necessary spread adjustment that is generally accepted as the then prevailing market convention determined by the Borrower in good faith; provided, that any successor rate determined by the Administrative Agent and Borrower pursuant to this clause (vi) shall give due consideration to any Benchmark Replacement recommendations made by the Relevant Governmental Body. In addition, from time to time, if the Borrower and the Required Lenders determine that the circumstances described above arise, then, the Borrower and the Required Lenders may enter into an amendment to this Agreement to implement the changes described above and to make such other conforming changes to this Agreement and the other Credit Documents in connection therewith, in each case, so long as such rate is reasonably practicable for the Administrative Agent to administer.

2.11 Compensation. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 13.7, then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.11 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

2.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(c) or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event in order to mitigate the effects of such event on the Borrower and its Subsidiaries; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or other material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10 or 5.4.

2.13 Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11 or 5.4 is given by any Lender more than 120 days after the date such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 121st day prior to the giving of such notice to the Borrower.

2.14 [Reserved].

2.15 Extended Term Loans.

(a) The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (an “Existing Term Loan Class”) be converted to extend the final scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.15.

(b) In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be offered ratably to all Lenders of the applicable Existing Term Loan Class and shall not be materially more restrictive to the Credit Parties, when taken as a whole, than the terms of the Term Loans of the Existing Term Loan Class unless (x) the Lenders of the Term Loans of such applicable Existing Term Loan Class receive the benefit of such more restrictive terms or (y) any such provisions only apply after the Initial Term Loan Maturity Date (a “Permitted Other Provision”); provided, however, that:

(i) the Extended Term Loans may have scheduled amortization payments of principal prior to the Initial Term Loan Maturity Date ratably with (and at the same time as) the scheduled amortization contemplated by Section 2.5(b) (but not in greater amounts or at other times),

(ii) (A) the interest margins and floors with respect to the Extended Term Loans may be higher or lower than the interest margins and floors for the Term Loans of such Existing Term Loan Class and/or (B) additional fees, premiums or AHYDO Payments may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins and floors contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment,

(iii) the Extended Term Loans may participate on a pro rata basis or less than pro rata basis in any voluntary prepayment of any Class of Term Loans hereunder and may participate on a pro rata basis or less than pro rata basis (but, except as otherwise permitted by this Agreement, not on a greater than pro rata basis) in any mandatory prepayments of any Class of Term Loans hereunder,

(iv) to the extent that any Permitted Other Provision (including a financial maintenance covenant) is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such Permitted Other Provision is also added for the benefit of the remaining outstanding Loans or if such Permitted Other Provision applies only after the Initial Term Loan Maturity Date.

(c) No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Term Loan Extension Request and the Extended Term Loans shall not be incurred or guaranteed by any Person that is not a Credit Party or secured by any assets or property not constituting Collateral.

(d) Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class from which they were converted; provided that any Extended Term Loans converted from an Existing Term Loan Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any then outstanding Class of Term Loans other than the Existing Term Loan Class from which such Extended Term Loans were converted.

(e) Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans of the Existing Term Loan Class or Existing Term Loan Classes subject to such Term Loan Extension Request converted into Extended Term Loans, as applicable, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Term Loan Extension Request of the amount of its Term Loans of the Existing Term Loan Class or Existing Term Loan Classes subject to such Term Loan Extension Request that it has elected to convert into Extended Term Loans. In the event that the aggregate amount of Term Loans of the Existing Term Loan Class or Existing Term Loan Classes subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Term Loan Extension Request, Term Loans of the Existing Term Loan Class or Existing Term Loan Classes subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Term Loans included in each such Extension Election.

(f) Extended Term Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the last sentence of this Section 2.15(f) and notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans established thereby) executed by the Borrower, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any Class of Extended Term Loans in an aggregate principal amount that is less than $5,000,000 (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount), and the Borrower may condition the effectiveness of any Extension Amendment on an Extension Minimum Condition, which may be waived by the Borrower in its sole discretion. Notwithstanding anything to the contrary in this Section 2.15 and without limiting the generality or applicability of Section 13.1, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.15 Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 2.15 Additional Amendments are within the requirements of Section 2.15(b) and do not become effective prior to the time that such Section 2.15 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Term Loans provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.15 Additional Amendments to become effective in accordance with Section 13.1.

(g) Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Term Loan Class is converted to extend the related scheduled maturity date(s) in accordance with this Section 2.15, in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans; provided that any Extended Term Loans converted from an Existing Term Loan Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any then outstanding Class of Term Loans other than the Existing Term Loan Class from which such Extended Term Loans were converted.

(h) [Reserved].

(i) The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.15 (including, for the avoidance of doubt, payment of any interest, fees, or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Amendment to the extent not prohibited hereby) and hereby waive the requirements of any provision of this Agreement not expressly set forth in this Section 2.15 (including, without limitation, any pro rata payment or amendment section) or any other Credit Document that may otherwise prohibit or restrict any such extension or any other transaction contemplated by this Section 2.15.

(j) No conversion of Loans pursuant to any extension in accordance with this Section 2.15 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

2.16 [Reserved].

2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and as set forth in Section 13.1.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 4 or any interest at the Default Rate payable under Section 2.8(c) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee or interest that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 3

[Reserved]

SECTION 4

Fees and Commitment Reductions

4.1 Fees.

(a) On the Closing Date, the Borrower agrees to pay to each Lender an upfront fee equal to 1.0% of the aggregate principal amount of Initial Term Loans funded by such Lender on the Closing Date (the “Upfront Fee”) in accordance with the Transaction Steps.

(b) Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars, for its own account, administrative agent fees as have been previously agreed in writing, or as may be agreed in writing, by the Borrower from time to time (including pursuant to the Agent Fee Letter).

(c) Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.

4.2 [Reserved].

4.3 Mandatory Termination of Commitments. The Initial Term Loan Commitments shall terminate on the Closing Date, contemporaneously with the Borrowing of the Initial Term Loans.

SECTION 5

Payments

5.1 Voluntary Prepayments.

(a) The Borrower shall have the right to prepay Loans without premium or penalty (other than as set forth in Section 5.1(b)) in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice of its intent to make such prepayment, including the amount of such prepayment and (in the case of SOFR Loans) the specific Borrowing(s) being so prepaid, which notice shall be substantially in the form of Exhibit L (the “Notice of Prepayment”) given by the Borrower no later than 12:00 Noon (i) in the case of SOFR Loans, three (3) Business Days prior to or (ii) in the case of ABR Loans, one (1) Business Day prior to the date of such prepayment (or, in any case under the foregoing clause (a)(i) or clause (a)(ii), such shorter period of time as agreed to by the Required Lenders) and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (b) each partial prepayment of any Loan shall be in a minimum amount of $100,000 (or such lower amount as agreed by the Administrative Agent or the Required Lenders) (for the avoidance of doubt, with such minimum not applying to any mandatory prepayment); provided that no partial prepayment of SOFR Loans made pursuant to a single Borrowing shall reduce the outstanding SOFR Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such SOFR Loans; and (c) in the case of any prepayment of SOFR Loans pursuant to this Section 5.1 on any day prior to the last day of an Interest Period applicable thereto, the Borrower shall, promptly after receipt of a written request by any applicable Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required pursuant to Section 2.11. Each prepayment in respect of any Loans pursuant to this Section 5.1 shall be applied on a pro rata basis to any outstanding Term Loans in any Class (and shall be pro rata across Classes, except as otherwise provided herein). At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan of a Defaulting Lender. Notwithstanding the foregoing, no voluntary prepayment of Loans shall be permitted pursuant to this clause (a) if upon such prepayment there would be less than $10 million in aggregate principal amount of Loans outstanding but there would be Preferred Equity outstanding.

(b) Notwithstanding anything to the contrary contained in this Agreement, (x) in the event of any prepayment of any Term Loans pursuant to Section 5.1(a) or Section 5.2(a), or any replacement of a non-consenting Lender pursuant to Section 13.7, there shall become due and payable to the applicable Lenders, automatically upon such event, an early prepayment premium payable in cash on the principal amount so prepaid, repaid, repriced, assigned, replaced or redeemed equal to the Prepayment Premium, calculated on the aggregate principal amount of the Term Loans so prepaid, repaid, repriced, assigned, replaced or redeemed, and (y) upon any acceleration of Term Loans pursuant to Section 11.13 (including automatically as a result of any bankruptcy or insolvency proceeding), there shall become due and payable automatically upon such acceleration, a payment premium payable in cash on the principal amount accelerated pursuant to Section 11.13 (including automatically as a result of any bankruptcy or insolvency proceeding), in an amount equal to the Prepayment Premium, calculated on the aggregate principal amount of the Term Loans so accelerated.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may by giving written notice to the Administrative Agent rescind, or extend the date for prepayment specified in, any Notice of Prepayment under Section 5.1(a) prior to 12:00 Noon (or such later time as the Required Lenders may approve in writing) on the date of such prepayment if such prepayment would have resulted from a refinancing of all or any portion of any Credit Facility or Credit Facilities or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed.

5.2 Mandatory Prepayments.

(a) Debt Incurrence Prepayment Event. Upon the occurrence of a Debt Incurrence Prepayment Event occurs, the Borrower shall immediately apply 100% of the gross proceeds from such Debt Incurrence Prepayment Event to the prepayment of Term Loans in accordance with clause (d) below and to the payment of the prepayment premium, if any, due upon the prepayment of such Term Loans; and

(b) Quarterly Excess Cash Flow. Not later than the Payment Date immediately following the last day of each Quarterly Excess Cash Flow Period, the Borrower shall apply an amount equal to one hundred percent (100.0%) of the Ratable Percentage of the Quarterly Excess Cash Flow for such Quarterly Excess Cash Flow Period to prepay Term Loans and pay accrued and unpaid interest in respect thereof in accordance with clause (d) below.

(c) Reallocation of Mandatory Repayments and Prepayments. Notwithstanding anything to the contrary herein, if after giving effect to any repayment or prepayment of Term Loans under Section 2.5(b) or 5.2(b) there would be less than $10.0 million in aggregate principal amount of Term Loans outstanding, no such repayment or prepayment shall be made (and any requirement giving rise to such repayment or prepayment shall be deemed waived, subject to the following), and the amounts that otherwise would have been applied towards such repayment or prepayment shall instead be applied to redeem the Preferred Equity in accordance with the A&R Borrower LLCA as and when such amounts otherwise would have been required to be applied towards a repayment or redemption (except to the extent such redemption would result in the redemption of the last units of Preferred Equity of any holder then outstanding). In addition, notwithstanding anything to the contrary herein, no prepayment or repayment of Term Loans required as a result of Section 7.05(g) of the A&R Borrower LLCA shall require payment of the Prepayment Premium. This clause (c) shall not apply to any repayment or prepayment of Term Loans if substantially concurrently with the making of such repayment or prepayment all Preferred Equity is redeemed.

(d) Application to Term Loans. Each prepayment of Term Loans required by Sections 5.2(a) and 5.2(b), as applicable, shall be made pro rata across outstanding Term Loans in any Class (and shall be made pro rata across Classes, except as otherwise provided herein); provided, further that if any Lender has provided a Rejection Notice in compliance with Section 5.2(f), such prepayment shall be applied with respect to the Term Loans to be prepaid on a pro rata basis across all outstanding Types of such Term Loans in proportion to the percentage of such outstanding Term Loans to be prepaid represented by each such Class.

(e) [Reserved].

(f) Term Loan Prepayment Procedures; Rejection Right. The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Sections 5.2(a) or 5.2(b) no later than 12:00 Noon at least three (3) Business Days prior to the date such prepayment is made (or such shorter period of time as agreed to by the Administrative Agent). Each such notice shall be unconditional and irrevocable and in the form of a Notice of Prepayment and shall specify the date of such prepayment and provide a reasonably detailed estimated calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Term Loans to be prepaid in accordance with such Notice of Prepayment of the contents of such Notice of Prepayment and of such Lender’s pro rata share of the prepayment.

5.3 Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto not later than 2:00 p.m., in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by written notice to the Borrower. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. or, otherwise, on the next Business Day in the Administrative Agent’s sole discretion) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than 2:00 p.m. may be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion for purposes of calculating interest thereon. Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4 Net Payments.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall to the extent permitted by applicable Requirements of Law be made free and clear of and without reduction or withholding for any Taxes.

(ii) If any applicable Credit Party, the Administrative Agent or any other applicable Withholding Agent shall be required by applicable Requirements of Law to withhold or deduct any Taxes from any payment under any Credit Document, then (A) such Withholding Agent shall withhold or make such deductions as are reasonably determined by such Withholding Agent to be required by applicable law, (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or deductions have been made (including withholding or deductions applicable to additional sums payable under this Section 5.4) each Lender, the Administrative Agent or other applicable recipient receives an amount equal to the sum it would have received had no such withholding or deductions been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 5.4(a) (but without duplication of other amounts paid under Section 5.4), the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law or, at the option of the Administrative Agent, timely reimburse the Administrative Agent or any Lender for the payment of any Other Taxes.

(c) Tax Indemnifications. Without limiting the provisions of Section 5.4(a) or (b) above (but without duplication of other amounts paid under Section 5.4), the Borrower shall indemnify the Administrative Agent, each Lender and each other recipient, and shall make payment in respect thereof within fifteen (15) days after demand therefor, for the full amount of Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) paid or payable by the Administrative Agent, such Lender or such other recipient or required to be withheld or deducted from a payment to the Administrative Agent, such Lender or such other recipient, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each Lender shall severally indemnify the Administrative Agent, within fifteen (15) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.6(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders and Tax Documentation.

(i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to withholding Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) if applicable, such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction or to enable the Borrower or the Administrative Agent to comply with any withholding or information reporting requirements. Any documentation and information required to be delivered by a Lender pursuant to this Section 5.4(e) (including any specific documentation set forth in subsection (ii) below) shall be delivered by such Lender (I) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (II) on or before any date on which such previously provided documentation expires or becomes obsolete or invalid, (III) promptly after the occurrence of any change in the Lender’s circumstances requiring a change in the most recent documentation previously delivered by it to the Borrower and the Administrative Agent, and (IV) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and each such Lender shall promptly notify in writing the Borrower and the Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.4(e)(ii)(A), 5.4(e)(ii)(B)(1), 5.4(e)(ii)(B)(2), 5.4(e)(ii)(B)(3), 5.4(e)(ii)(B)(4) and 5.4(e)(ii)(C) below) shall not be required if in a Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent executed copies of Internal Revenue Service Form W-9 (or any applicable successor form thereto) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) each Non-U.S. Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Credit Document shall deliver to the Borrower and the Administrative Agent two duly executed copies of whichever of the following is applicable:

(1) executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any applicable successor form thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of Internal Revenue Service Form W-8ECI or W-8EXP (or, in each case, any successor form thereto);

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) or 871(h) of the Code, (x) a certificate, substantially in the form of Exhibit K-1, K-2, K-3 or K-4, as applicable (each, a “Non-Bank Tax Certificate”), to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of

Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no interest payments in connection with any Credit Documents are effectively connected with the Non-U.S. Lender’s conduct of a U.S. trade or business and (y) executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or, in each case, any successor thereto);

(4) to the extent a Non-U.S. Lender is not the beneficial owner (e.g., where such Lender has sold a participation or is treated as a partnership for U.S. federal income tax purposes), Internal Revenue Service Form W-8IMY (or any successor thereto) accompanied by Internal Revenue Service Form W-9, Form W-8ECI, Form W-8BEN, Form W-8BEN-E each, as applicable (or, in each case, any applicable successor thereto) and all other required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a Non-Bank Tax Certificate of such beneficial owner(s) substantially in the form of Exhibit K-1 through K-4, as applicable) (provided that, if the Non-U.S. Lender is a partnership and not a participating Lender, the Non-Bank Tax Certificate(s) may be provided by the Non-U.S. Lender on behalf of the direct or indirect partner(s)); and/or

(5) executed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(C) if a payment made to a Lender or the Administrative Agent under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or the Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or the Administrative Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender or the Administrative Agent has complied with their obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (C), FATCA shall include any amendments made to FATCA after the date of this Agreement.

(iii) Notwithstanding anything to the contrary in this Section 5.4, no Lender shall be required to deliver any documentation that it is not legally eligible to deliver. Each Lender hereby authorizes the Administrative Agent to deliver to the Credit Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 5.4(e).

(iv) On or before the date the Administrative Agent becomes a party to this Agreement, (A) if the Administrative Agent is a “United States person” (as defined in Section 7701(a)(30) of the Code), the Administrative Agent shall provide to the Borrower two duly signed, properly completed copies of Internal Revenue Service Form W-9 (or any successor thereto), and (B) if the Administrative Agent is not a “United States person” (as defined in Section 7701(a)(30) of the Code), the Administrative Agent shall provide to the Borrower (1) with respect to payments received for its own account, two duly signed, properly completed copies of Internal Revenue Service Form W-8ECI (or any successor thereto), and (2) with respect to payments received on account of any Lender, two duly signed, properly completed copies of Internal Revenue Service Form W-8IMY (or any successor thereto) certifying that the Administrative Agent is either (x) a “qualified intermediary” assuming primary withholding responsibility under Chapters 3 and 4 of the Code for payments it receives for the account of others or (y) a U.S. branch and that payment it receives for others is not effectively connected with the conduct of a trade or business in the United States and that has agreed to be treated as a “U.S. person” for U.S. federal withholding tax purposes. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or any successor thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower or shall promptly notify the Borrower in writing of its legal inability to do so. Notwithstanding anything to the contrary in this Section 5.4(e)(iv), the Administrative Agent shall not be required to provide any documentation that the Administrative Agent is not legally eligible to deliver.

(f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 5.4, the Administrative Agent or such Lender (as applicable) shall promptly pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section 5.4 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, shall repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. In such event, the Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that it deems confidential). Notwithstanding anything to the contrary in this Section 5.4(f), in no event will the Administrative Agent or any Lender be required to pay any amount to an indemnifying party pursuant to this Section 5.4(f) the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than the Administrative Agent or any Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.4(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

(g) For the avoidance of doubt, for purposes of this Section 5.4 (and associated definitions used herein, including the definition of “Excluded Taxes”), the term “applicable law” includes FATCA.

(h) Tax Treatment. For U.S. federal income tax purposes, (i) the Lenders, the Borrower and the Credit Parties agree to treat each Loan as “indebtedness” (that is not a “contingent payment debt instrument” within the meaning of Treasury Regulation Section 1.1275-4) for U.S. federal income tax purposes, (ii) subject to the provision of applicable properly completed and executed Non-Bank Tax Certificate(s), the Borrower and the Credit Parties agree to treat any amount treated for U.S. federal income tax purposes as interest or original issue discount as eligible for the “portfolio interest exemption” set forth in Sections 871(h) and 881(c) of the Code, as currently in effect as the date hereof, (iii) the Lenders, the Borrower and the Credit Parties agree to treat the Upfront Fee as issued in respect of the applicable Loan(s) as original issue discount (and, not, for the avoidance of doubt, in respect of any service performed by any Lender) and, in each case, agree, respectively, to take no position inconsistent with such respective treatment unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local law).

(i) Each party’s obligations under this Section 5.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Credit Documents, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Credit Documents.

5.5 Computations of Interest and Fees. Interest on SOFR Loans shall be payable in arrears and calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans shall be payable in arrears and calculated on the basis of a 365- (or 366-, in the case of a leap year) day year for the actual days elapsed.

5.6 Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules, and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law (the “Maximum Rate”), such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; provided that to the extent lawful, the interest or other amounts that would have been payable but were not payable as a result of the operation of this Section shall be cumulated and the interest payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 6

Conditions Precedent to Borrowing

6.1 Conditions Precedent. The Borrowing of the Initial Term Loans under this Agreement is subject to the satisfaction or waiver (by the Lead Investor, in its sole discretion) of the following conditions precedent:

(a) Documents. The Administrative Agent (or its counsel) and the Initial Lenders (or their counsel) shall have received the following, each of which shall be in form and substance reasonably acceptable to the Lead Investor:

(i) this Agreement, executed and delivered by a duly Authorized Officer of the Borrower, the Administrative Agent, the Collateral Agent, and each other party hereto;

(ii) the Guarantee, executed and delivered by a duly Authorized Officer of each Guarantor and the Collateral Agent;

(iii) the Pledge Agreement, executed and delivered by a duly Authorized Officer of each Credit Party and the Collateral Agent;

(iv) the Security Agreement, executed and delivered by a duly Authorized Officer of each Credit Party and the Collateral Agent;

(v) any IP Security Agreements required to be delivered pursuant to the Security Documents, executed and delivered by a duly Authorized Officer of each applicable Credit Party and the Collateral Agent;

(vi) the Shared Services and License Agreement, the SSLA Guarantee and the other “License Documents” under and as defined in the Shared Services and License Agreement, executed and delivered by a duly Authorized Officer of each Credit Party party thereto and Xerox Holdings and the other parties thereto;

(vii) the Intercompany Subordination Agreement, executed and delivered by a duly Authorized Officer of IPCo, Xerox Holdings, Xerox Corporation and the Closing Date License Guarantors (as defined in the SSLA Guarantee);

(viii) the Subscription Agreement, executed and delivered by a duly Authorized Officer of each of Xerox Corporation, the Initial Lenders and the Borrower;

(ix) the A&R Borrower LLCA, executed and delivered by a duly Authorized Officer of each of the Initial Lenders and Xerox Corporation; and

(x) the Agent Fee Letter, executed and delivered by a duly Authorized Officer of the Borrower and Alter Domus (US) LLC.

(b) Collateral. Except for any items referred to on Schedule 9.13:

(i) All outstanding Equity Interests that are directly owned by or on behalf of any Credit Party and required to be pledged pursuant to the Security Documents shall have been pledged pursuant thereto;

(ii) The Collateral Agent (or its bailee) shall have received the certificates representing securities of the Borrower and each Credit Party’s Subsidiaries to the extent required to be delivered and pledged under the Security Documents (to the extent certificated, accompanied by undated stock (or equivalent) powers endorsed in blank); and

(iii) All Uniform Commercial Code financing statements in the jurisdiction of organization of each Credit Party to be filed, registered or recorded to create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Collateral Agent, and shall be in proper form, for filing, registration or recording;

provided that to the extent any Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than the creation and perfection of a lien on Collateral that is of the type that may be perfected by the filing of a financing statement under the Uniform Commercial Code), then the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability or initial Borrowing of the Initial Term Loans on the Closing Date but may instead be delivered and/or perfected within 90 days (or such later date as the Required Lenders may agree) after the Closing Date.

(c) Patriot Act, Know Your Customer Regulation. The Administrative Agent shall have received (at least three (3) Business Days prior to the Closing Date) all documentation and other information about each Credit Party, including without limitation a duly executed W-9 tax form (or such other applicable IRS tax form) as has been reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by the Administrative Agent or any Initial Lender that is required by regulatory authorities under applicable Anti-Money Laundering Laws, including, without limitation, applicable “know your customer” rules and regulations and the Patriot Act.

(d) Representations and Warranties. As of the Closing Date and also immediately after giving effect thereto, (a) no Default or Event of Default shall exist immediately after giving effect to the making of the Initial Term Loans and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) as of such earlier date).

(e) No Material Adverse Effect. Since January 30, 2026, no Material Adverse Effect shall have occurred and be continuing.

(f) Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from the chief financial officer of the Borrower (or other Authorized Officer of the Borrower with similar responsibilities) to the effect that after giving effect to the consummation of the Transactions, the Borrower together with its Subsidiaries (taken as a whole) on a consolidated basis, are Solvent.

(g) Legal Opinions. The Administrative Agent (or its counsel) shall have received an executed legal opinion, in customary form, from Kirkland & Ellis LLP. The Borrower hereby instructs and agrees to instruct the other Credit Parties to have such counsel deliver such legal opinions.

(h) Fees and Expenses. All fees required to be paid on the Closing Date pursuant to the Agent Fee Letter, the Commitment Letter and any related letter agreement and all reasonable and documented out-of-pocket expenses (including legal fees) required to be paid on the Closing Date pursuant to this Agreement, the Commitment Letter, the Agent Fee Letter or any related letter agreement, in the case of expenses, to the extent invoiced at least one Business Day prior to the Closing Date, shall have been paid, or shall be paid substantially concurrently with, the initial Borrowings hereunder.

(i) No Event of Default. Immediately prior to and after consummation of the Transactions, no Event of Default under and as defined in any of the Xerox Existing Debt Documents shall have occurred and be continuing.

(j) Authorization of Proceedings; Corporate Documents. The Administrative Agent shall have received (i) a copy of the resolutions of the applicable governing body of each Credit Party (or a duly authorized committee thereof) authorizing (a) the execution, delivery, and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder to be made on the Closing Date, (ii) the applicable Organizational Documents of each Credit Party and, to the extent applicable in the jurisdiction of organization of such Credit Party, a certificate as to its good standing as of a recent date from an applicable Governmental Authority in such jurisdiction of organization and (iii) signature and incumbency certificates (or other comparable documents evidencing the same) of the Authorized Officers of each Credit Party executing the Credit Documents to which it is a party.

(k) First IP Contribution. The First IP Contribution (as defined in the A&R Borrower LLCA) shall have been (or concurrently shall be) consummated.

(l) Perfection. The Administrative Agent and the Initial Lenders shall have received a Perfection Certificate with respect to the Credit Parties.

(m) [Reserved]

(n) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3.

(o) Conditions Precedent under Borrower A&R LLCA. The conditions precedent to the issuance of the Preferred Equity and the effectiveness of the Borrower A&R LLCA shall have been satisfied (or waived) in accordance with the terms thereof.

(p) Conditions Precedent under Shared Services and License Agreement. The conditions precedent to the effectiveness of the Shared Services and License Agreement and the “License Documents” under and as defined therein shall have been satisfied (or waived) in accordance with the terms thereof.

For purposes of determining compliance with the conditions specified in this Section 6.1 on the Closing Date, each Lender that has funded a Loan under this Agreement on such date shall be deemed to have consented to, approved or accepted or be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

SECTION 7

[Reserved]

SECTION 8

Representations and Warranties

In order to induce the Administrative Agent and the Lenders to enter into this Agreement, to make the Loans as provided for herein, the Borrower makes the following representations and warranties to the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans (it being understood that the following representations and warranties shall be deemed made with respect to any Foreign Subsidiary only to the extent relevant under applicable law):

8.1 Organization; Powers. Each Credit Party:

(a) is a partnership, limited liability company, corporation or trust duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation (to the extent such status or an analogous concept applies to such an organization), except, in the case of any Subsidiaries that are not Credit Parties, where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect;

(b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, except, in the case of any Subsidiaries that are not Credit Parties, where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect;

(c) is qualified to do business in each jurisdiction where such qualification is required, except, in the case of any Subsidiaries that are not Credit Parties, where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect; and

(d) has the power and authority to execute, deliver and perform its obligations under each of the Credit Documents to which it is a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

8.2 Authorization. The execution, delivery and performance by the Credit Parties of each of the Credit Documents to which it is a party, the Borrowings hereunder and the Transactions:

(a) have been duly authorized by all corporate, stockholder, partnership, limited liability company or other applicable action required to be taken by the Credit Parties; and

(b) will not:

(i) violate:

(A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation, memorandum or articles of association or other constitutive documents (including any partnership, limited liability company or operating agreement or by-laws) of any Credit Party;

(B) any applicable order of any court or any rule, regulation or order of any Governmental Authority; or

(C) any provision of any indenture, loan agreement, certificate of designation for preferred stock, agreement or other instrument to which any Credit Party is a party or by which any of them or any of their property is or may be bound;

(ii) be in conflict with, result in a breach of, constitute (alone or with notice or lapse of time or both) a default under, or give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under, any such indenture, loan agreement, certificate of designation for preferred stock, agreement or other instrument referred to in Section 8.2(b)(i)(C) above; or

(iii) result in the creation or imposition of any Lien upon any property or assets of any Credit Party, other than the Liens created by the Credit Documents and Permitted Liens.

8.3 Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Credit Document when executed and delivered by each Credit Party that is party thereto will constitute, a legal, valid and binding obligation of such Credit Party enforceable against each such Credit Party in accordance with its terms, subject to:

(a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally;

(b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(c) implied covenants of good faith and fair dealing;

(d) any foreign laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries; and

(e) the Legal Reservations.

8.4 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or third party is or will be required in connection with the Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by the Administrative Agent, the Collateral Agent or any Lender of its rights under the Credit Documents or the remedies in respect of the Collateral, except for:

(a) the filing of Uniform Commercial Code financing statements;

(b) filings with the United States Patent and Trademark Office and the United States Copyright Office;

(c) filings as may be required under the Exchange Act and applicable stock exchange rules in connection therewith;

(d) such as have been made or obtained and are in full force and effect;

(e) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect; or

(f) filings or other actions listed on Schedule 8.4.

8.5 Title to Properties. Each Credit Party has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all of its Real Properties and valid title to its personal property and assets, in each case, except for Permitted Liens or defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, in each case, except where the failure to have such title, interest, easement or right would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

8.6 Subsidiaries.

(a) Schedule 8.6 sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of the Borrower and each Subsidiary and, as to each Subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any other Subsidiary of the Borrower.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests owned or held by the Borrower or any Subsidiary.

8.7 Litigation; Compliance with Laws.

(a) There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against the Borrower, any Subsidiary or any business, property or rights of any such Person, in each case, except for the matters set forth on Schedule 8.7(a), which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) To the knowledge of the Borrower, none of the Borrower, any Subsidiary or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval, or any building permit) or any restriction of record or agreement affecting any property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

8.8 Federal Reserve Regulations.

(a) Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan or the Preferred Equity will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulations T, U or X.

8.9 Investment Company Act. No Credit Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

8.10 Use of Proceeds. The proceeds of the Initial Term Loans will be applied immediately after the incurrence thereof on the Closing Date to make an equity distribution to Xerox Corporation on account of the common equity interests of the Borrower.

8.11 Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Borrower and its Subsidiaries has filed or caused to be filed all federal, state, provincial, local and non-U.S. Tax returns required to have been filed by it; and

(b) Each of the Borrower and its Subsidiaries has timely paid or caused to be timely paid (i) all Taxes shown to be due and payable by it (taking into account any applicable extension) on the returns referred to in Section 8.11(a) and (ii) all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date, which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in each case except Taxes or assessments that are being contested in good faith by appropriate proceedings and for which the Borrower or any Subsidiary (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.

8.12 No Material Misstatements.

(a) All written factual information and written factual data (other than the Projections, estimates and information of a general economic or industry specific nature) (subject, on the Closing Date, with respect to information or data concerning the Borrower and its Subsidiaries and their business, to the knowledge of such Credit Party only) concerning the Borrower or any Subsidiary or the Transactions that has been provided by Xerox Holdings or its Subsidiaries to the Administrative Agent or the Lenders as of the Closing Date in connection with the Transactions, when taken as a whole and after giving effect to all supplements and updates provided thereto, is correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made.

(b) The Projections that have been made available to the Administrative Agent or the Lenders by or on behalf of the Borrower in connection with the Transactions, when taken as a whole, have been prepared in good faith based upon assumptions that are believed by the Borrower to be reasonable at the time made and at the time delivered to the Administrative Agent or the Lenders, it being understood by the Administrative Agent and the Lenders that:

(i) the Projections are merely a prediction as to future events and are not to be viewed as facts;

(ii) the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower;

(iii) no assurance can be given that any particular Projections will be realized; and

(iv) actual results may differ and such differences may be material.

8.13 [Reserved].

8.14 Security Documents. Subject to Section 9.13, the Security Agreement and each other Security Document is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) legal and valid Liens on the Collateral described therein to the extent intended to be created thereby and required to be perfected therein; and when financing statements in appropriate form are filed in the offices specified on Schedule 6 to the Security Agreement (or the analogous schedule or provision of such other Security Document, to the extent applicable), and the Security Agreement or applicable IP Security Agreement is properly filed in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the Pledged Collateral described in the Security Agreement is delivered to the Administrative Agent, the Liens on the Collateral granted pursuant to the Security Agreement and the other Security Documents will constitute fully perfected Liens on, and security interests in, all right, title and interest of the applicable Credit Party in such Collateral in which (and to the extent) a security interest can be perfected under Article 9 of the Uniform Commercial Code, in each case prior to and superior in right of the Lien of any other Person (except for Permitted Liens) (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, patents and industrial designs, trademark, patent and industrial design applications and registered copyrights acquired by and registered copyrights exclusively licensed to the Credit Parties after the Closing Date). Notwithstanding anything herein (including this Section 8.14) or in any other Credit Document to the contrary, neither the Borrower nor any other Credit Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law except in the case of a Foreign Subsidiary that becomes a Guarantor with respect to the laws of the jurisdiction of organization or incorporation of such Foreign Subsidiaries.

8.15 [Reserved].

8.16 Solvency. On the Closing Date, after giving effect to the consummation of the Transactions:

(a) the fair value of the assets of the Borrower and the Guarantors, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities (subordinated, contingent or otherwise);

(b) the present fair saleable value of the property of the Borrower and the Guarantors, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities (subordinated, contingent or otherwise) as such debts and other liabilities become absolute and matured;

(c) the Borrower and the Guarantors, on a consolidated basis, are able to pay their debts and liabilities (subordinated, contingent or otherwise) as such liabilities become absolute and matured; and

(d) the Borrower and the Guarantors, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Section 8.16, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

8.17 No Material Adverse Effect. Since January 30, 2026, there has been no event that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.18 Beneficial Ownership Certificate. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

8.19 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.

(a) No Credit Party or any of its Subsidiaries is in violation of any Sanctions applicable to such Credit Party or Subsidiary.

(b) No Credit Party nor any of its Subsidiaries nor any director, officer, employee, or to the knowledge of such Credit Party, agent or Affiliate of such Credit Party or such Subsidiary (a) is a Sanctioned Person, (b) has any assets located in a Sanctioned Country to the extent such assets would violate Sanctions applicable to any Credit Party or any of its Subsidiaries or Affiliates of the foregoing, (c) derives revenues from investments in, or transactions with Sanctioned Persons or a Sanctioned Country, in violation of Sanctions, or (d) has, within the last five years, had any transactions or dealings with or involving a Sanctioned Country or Sanctioned Person, in violation of Sanctions.

(c) Except as set forth on Schedule 8.19(c), each of the Credit Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws applicable to any Credit Party or any of their respective Subsidiaries or Affiliates of the foregoing.

(d) Except as set forth on Schedule 8.19(d), each of the Credit Parties and its Subsidiaries, each director, officer, employee and to the knowledge of each such Credit Party, agent and Affiliate of each such Credit Party and each such Subsidiary, is in compliance (i) with all Sanctions applicable to such Person, and (ii) with all Anti-Corruption Laws and Anti-Money Laundering Laws applicable to any Credit Party or any of their respective Subsidiaries or Affiliates of the foregoing.

8.20 Intellectual Property; Licenses, Etc.(a) Except as set forth on Schedule 8.20:

(b) Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries own or possesses the valid right to use all Intellectual Property that is used in or reasonably necessary for the operation of their respective businesses, without infringing, misappropriating, diluting or violating with the rights of any other Person;

(c) Except as would not reasonably be expected to have a Material Adverse Effect, (i) neither the conduct, business and operations of the Borrower nor any of the Subsidiaries nor any product, process, method, substance, part or other material now employed, sold or offered by, or on behalf of, the Borrower or the Subsidiaries has within the last five years infringed upon, misappropriated, diluted or otherwise violated, and is not infringing upon, misappropriating, diluting or otherwise violating, rights with respect to the Intellectual Property of any Person; and (ii) to the knowledge of the Borrower, no Person has infringed upon, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property of Borrower and its Subsidiaries; and

(d) Except as would not reasonably be expected to have a Material Adverse Effect, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened in writing and there have been no such claims or litigation within the last five years.

SECTION 9

Affirmative Covenants

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments have terminated in accordance with the terms of this Agreement and the Loans, together with interest, Fees and all other Obligations incurred hereunder (other than contingent obligations as to which no valid demand has been made), are paid in full, that the Borrower shall, and shall cause its Subsidiaries to:

9.1 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary (other than IPCo), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Do or cause to be done all things necessary to lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, licenses, and rights, in each case including with respect to Intellectual Property, and all other rights related to the foregoing necessary for the normal conduct of its business, and

(c) At all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (subject to casualty, condemnation and ordinary wear and tear) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times, in each case, except:

(i) as expressly permitted by this Agreement;

(ii) such as may expire, be abandoned or lapse in the ordinary course of business; or

(iii) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

9.2 [Reserved].

9.3 Taxes. Pay and discharge, and cause each of the Subsidiaries to pay and discharge, promptly when due and payable, all Taxes imposed upon it (including in its capacity as a withholding agent) or its income or profits or in respect of its property except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that such payment and discharge will not be required with respect to any Tax if (1) the validity or amount thereof is being contested in good faith by appropriate proceedings and (2) the Borrower or any affected Subsidiary, as applicable, has set aside on its books reserves in accordance with GAAP with respect thereto.

9.4 Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within five Business Days following the date provided to creditors under the Xerox Term Loan Credit Agreement (or any refinancing thereof) (and in any event within 120 calendar days following the end of each fiscal year of Xerox Holdings), copies of the financial statements required to be delivered under Section 5.04(1) of the Xerox Term Loan Credit Agreement (as in effect on the date hereof) (the “Annual Xerox Financial Statements”);

(b) within five Business Days following the date provided to creditors under the Xerox Term Loan Credit Agreement (or any refinancing thereof) (and in any event within 60 days following the end of each of the first three fiscal quarters of each fiscal year of Xerox Holdings), copies of the financial statements required to be delivered under Section 5.04(2) of the Xerox Term Loan Credit Agreement (as in effect on the date hereof) (the “Quarterly Xerox Financial Statements” and, together with the Annual Xerox Financial Statements, collectively, the “Required Xerox Financial Statements”);

(c) on the date provided (or required to be provided) to creditors under the Xerox Term Loan Credit Agreement (or any refinancing thereof), copies of any compliance certificate delivered in connection with the Required Xerox Financial Statements;

(d) on or prior to the date of any prepayment pursuant to Section 5.2(b) (and in any event on or prior to each Payment Date, commencing with the Payment Date on October 13, 2026) (or, solely with respect to any fiscal quarter ending prior to September 30, 2026 and the requirements of the succeeding clause (y), within ten calendar days following the end of such fiscal quarter), a certificate substantially in the form of Exhibit E hereto of an Authorized Officer (x) setting forth Quarterly Excess Cash Flow for such Quarterly Excess Cash Flow Period and (y) certifying that to such Authorized Officer’s knowledge no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; and

(e) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, in each case, as the Lead Investor or Administrative Agent may reasonably request (for itself or on behalf of any Lender).

Anything to the contrary notwithstanding, the obligations in clauses (a) and (b) of this Section 9.4 may be satisfied with respect to financial information of Xerox Holdings and its Subsidiaries by furnishing (1) the applicable financial statements of Xerox Holdings or (2) Xerox Holdings’ Form 10-K or 10-Q, as applicable, filed with the SEC.

Documents required to be delivered pursuant to this Section 9.4 may be delivered electronically in accordance with Section 13.2.

9.5 Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Authorized Officer of the Borrower obtains actual knowledge thereof:

(a) any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto; and

(b) the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

9.6 Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA, FCPA, OFAC, the PATRIOT Act and Beneficial Ownership Regulation), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 9.6 will not apply to laws related to Taxes, which are the subject of Section 9.3.

9.7 Maintaining Records; Access to Properties and Inspections.

(a) Permit any Persons designated by the Administrative Agent to visit and inspect the financial records and the properties of the Borrower or any Subsidiary at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested, to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent, upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any Subsidiary with the officers thereof; provided, further, that the Administrative Agent may not exercise such rights more often than one time during any six-month period unless an Event of Default is continuing and such time will be at the Borrower’s expense.

(b) Notwithstanding anything to the contrary in this Agreement or any other Credit Document, none of the Credit Parties or any of the Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter with any competitor to the Borrower or any of its Subsidiaries or that (1) constitutes non-financial trade secrets or non-financial proprietary information, (2) in respect of which disclosure is prohibited by law or any binding agreement, (3) is subject to attorney-client or similar privilege or constitutes attorney work product or (4) creates an unreasonably excessive expense or burden on the Borrower or any of its Subsidiaries.

9.8 Use of Proceeds. The Borrower will use the proceeds of the Initial Term Loans in accordance with Section 8.10.

9.9 [Reserved].

9.10 Further Assurances; Additional Security.

(a) If a Subsidiary of the Borrower is formed or acquired (including, without limitation, upon the formation of any Subsidiary that is a Delaware Divided LLC) after the Closing Date, in each case, within ten (10) Business Days after the date of the applicable event described above (or such longer period as the Administrative Agent may agree acting at the direction of the Required Lenders), the Borrower will or will cause such Subsidiary to:

(i) deliver a joinder to each of the Guarantee and the Security Agreement, substantially in the form specified therein (or such other form as agreed between the Borrower and the Administrative Agent), duly executed on behalf of such Subsidiary;

(ii) to the extent required by and subject to the exceptions set forth in the Security Documents, pledge the outstanding Equity Interests owned by such Subsidiary, and cause each Credit Party owning any Equity Interests issued by such Subsidiary to pledge such outstanding Equity Interests, and deliver all certificates (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, to the Administrative Agent (or a designated bailee thereof);

(iii) to the extent required by and subject to the exceptions set forth in this Section 9.10 and the Security Documents, deliver to the Administrative Agent (or a designated bailee thereof) Uniform Commercial Code financing statements with respect to such Subsidiary and such other documents reasonably requested by the Administrative Agent or the Lead Investor to create the Liens intended to be created under the Security Documents and perfect such Liens to the extent required by or in a manner consistent with the Security Documents;

(iv) except as otherwise contemplated by this Section 9.10 or any Security Document, obtain all consents and approvals required to be obtained by it (including resolutions of the board of directors or specimen signatures and any other customary certificates of authorized officers of each relevant Subsidiary, in each case as the Administrative Agent may request) in connection with (A) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (B) the performance of its obligations thereunder; and

(v) deliver to the Administrative Agent all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering laws, rules and regulations (including, without limitation, the USA Patriot Act) with respect to such Subsidiary as have been reasonably requested in writing by the Administrative Agent.

(b) Prior to the applicable change, furnish notice to the Administrative Agent of any change in any Credit Party’s:

(i) corporate or organization name;

(ii) organizational structure;

(iii) location (determined as provided in UCC Section 9-307); or

(iv) organizational identification number (or equivalent) or, solely if required for perfecting a security interest in the applicable jurisdiction, Federal Taxpayer Identification Number.

(c) Subject to any limitations set forth in the Security Documents, the Borrower will cause all filings to be made within any statutory period, under the Uniform Commercial Code or other applicable law or regulation that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal, perfected security interest, for the benefit of the applicable Secured Parties, in all Collateral held by a Credit Party that can be perfected by such filing in the state, province or other jurisdiction of organization or incorporation, chief executive office, registered office, head office, or other applicable law or regulation of such Credit Party and additional financing statements, if any, required in the District of Columbia for any Guarantors constituting Foreign Subsidiaries.

(d) Execute any and all other documents, financing statements, financing change statements, agreements and instruments, and take all such other actions (including the filing and recording of financing statements, financing change statements and other documents), not described in the preceding clauses of this Section 9.10 and that the Administrative Agent may reasonably request to satisfy the requirements set forth in this Section 9.10 and in the Security Documents with respect to the creation and perfection of the Liens on the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, contemplated herein and in the Security Documents and to cause such requirement to be and remain satisfied, all at the expense of the Borrower, and provide to the Administrative Agent, from time to time upon reasonable request, evidence as to the perfection and priority of the Liens created by the Security Documents to the extent required hereby.

(e) Notwithstanding anything to the contrary in this Agreement or any other Credit Document and except with respect to the Intellectual Property contributed to IPCo as a result of the First IP Contribution and the Second IP Contribution (in each case, as defined in the A&R Borrower LLCA),

(i) the other provisions of this Section 9.10 need not be satisfied with respect to any Excluded Property or any exclusions and carve-outs from the perfection requirements expressly set forth in the Security Agreement or any other Security Document;

(ii) neither the Borrower nor the other Credit Parties will be required to grant a security interest in any asset or perfect a security interest in any Collateral to the extent (i) the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as mutually determined by the Borrower and Lead Investor or (ii) the granting of a security interest in such asset would be prohibited by enforceable anti-assignment provisions of contracts or applicable law or, in the case of assets consisting of licenses, agreements or similar contracts, to the extent the grant of security therein would violate the terms of such license, agreement or similar contract relating to such asset or would trigger termination of any contract pursuant to any “change of control” or similar provision, in each case, after giving effect to any applicable provisions of the Uniform Commercial Code or other applicable law;

(iii) the Credit Parties will not be required to seek or obtain any third-party landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement;

(iv) any liens on the following Collateral of any Credit Party organized in the United States will not be required to be perfected other than by filing of a UCC financing statement in the jurisdiction of organization of the Credit Party owning such Collateral:

(1) vehicles and any other assets subject to certificates of title;

(2) commercial tort claims; and

(3) letter of credit rights to the extent not perfected as supporting obligations by the filing of a UCC financing statement on the primary collateral;

(v) with respect to any Credit Party organized in the United States (including its Equity Interests and assets (other than Equity Interests of a Credit Party that is a Foreign Subsidiary)) no actions will be required outside of the United States in order to create or perfect any security interest in any assets and no foreign law security or pledge agreements, foreign law mortgages or deeds or foreign intellectual property filings or searches will be required (in each case except with respect to Intellectual Property to the extent reasonably requested by the Administrative Agent or Lead Investor);

(vi) with respect to a Foreign Subsidiary that is a Guarantor (including its Equity Interests and assets), security to be provided including foreign law security or pledge agreements, foreign law mortgages or deeds or foreign intellectual property filings or searches will be reasonably agreed by the Borrower and the Lead Investor; and

(vii) the Administrative Agent may grant extensions of time in respect of any time period for the delivery of any item of notification of any event under this Agreement or any other Credit Document related to the guarantee and security interests in respect of the Credit Parties (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Credit Parties on such date) at the direction of the Lead Investor.

9.11 Reserve Account. Cause all cash and Cash Equivalents received by the Borrower or its Subsidiaries to be deposited in the Reserve Account promptly following receipt thereof.

9.12 [Reserved].

9.13 Post-Closing Matters. Deliver to Administrative Agent, in form and substance reasonably satisfactory to the Lead Investor, the items described on Schedule 9.13 hereof on or before the dates specified with respect to such items on Schedule 9.13 (or, in each case, such later date as may be reasonably agreed to by the Lead Investor). All representations and warranties contained in this Agreement and the other Credit Documents will be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 9.13 within the time periods specified thereon, rather than as elsewhere provided in the Credit Documents).

9.14 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Except as set forth on Schedule 9.14, comply (i) with all Sanctions applicable to the Borrower or such Subsidiary, and (ii) with all Anti-Corruption Laws and Anti-Money Laundering Laws applicable to the Borrower or such Subsidiary. Except as set forth on Schedule 9.14, the Borrower will maintain in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with applicable Anti-Corruption Laws.

9.15 [Reserved].

9.16 [Reserved].

9.17 Transactions with Affiliates. Not conduct any transactions (or series of related transactions) with an aggregate value in excess of $1,000,000 with Xerox Holdings or its Subsidiaries, unless such transaction is on terms (taken as a whole) that are not less favorable to the Borrower or such Subsidiary than those that would have been obtained in a comparable arm’s-length transaction at such time with a Person that is not an Affiliate; provided that, the foregoing restrictions shall not apply to transactions permitted by Section 10.1(b).

9.18 [Reserved].

9.19 Corporate Separateness. Without limiting any, and subject to all, other covenants of the Borrower and its Subsidiaries contained in this Agreement, conduct their respective business and operations separate and apart from that of any Person other than the Borrower and its Subsidiaries (including the holders of Equity Interests of the Borrower and its Affiliates) and in furtherance of the foregoing:

(a) observe in all material respects all formalities applicable to entities of such type under the laws of the jurisdiction in which such Person is organized;

(b) hold regular meetings of its governing body and keep formal minutes of those meetings;

(c) document all major decisions in resolutions or written consents in accordance with its organizational documents;

(d) except to the extent otherwise permitted by the Credit Documents or as provided in any Permitted Shared Services Agreement, maintain its assets separately from the assets of any Person other than the Borrower or any of its Subsidiaries;

(e) maintain separate books and records from any Person other than the Borrower or any of its Subsidiaries;

(f) allocate and charge any shared overhead in accordance with any Permitted Shared Services Agreement, as applicable; and

(g) enforce in a timely and diligent manner the Borrower’s and its Subsidiaries’ rights under any Permitted Shared Services Agreement.

9.20 Lender Conference Calls.

(a) Upon reasonable request of the Lead Investor from time to time after the delivery of any Required Xerox Financial Statements under Sections 9.4(a) or (b), Xerox Holdings will hold a conference call for the Lenders at a time reasonably agreed to by Xerox Holdings and the Lead Investor to discuss the financial position and results of operations of Xerox Holdings and its Subsidiaries for the previous fiscal quarter.

(b) The Lenders shall be entitled to join and participate in any “public” conference call held by Xerox Holdings with holders of its indebtedness.

9.21 Intellectual Property.

(a) Without limiting Section 9.1, do or cause to be done all things necessary to maintain the material Intellectual Property in full force and effect, including by (i) timely prosecuting and maintaining all applications and registrations, (ii) paying all required fees, annuities and charges, and (iii) using commercially reasonable efforts to prevent any abandonment, cancellation or loss thereof and to preserve, protect, and enforce the material Intellectual Property, including, without limitation, maintaining the quality of products or services used or provided in connection with any of the trademarks, and taking all commercially reasonable steps necessary to ensure that all licensed users of any of the trademarks use such consistent standards of quality.

(b) Without limiting Section 9.5, furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of any actual, alleged or suspected infringement, misappropriation or other violation by any Person of material Intellectual Property, or any declaratory judgment action or opposition, cancellation or similar proceeding that could materially affect the validity, scope, or enforceability of the material Intellectual Property or any registration or application for registration thereof.

SECTION 10

Negative Covenants

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments and the Loans, together with interest, Fees and all other Obligations incurred hereunder (other than contingent obligations as to which no valid demand has been made), are paid in full:

10.1 Passive Holding Company Covenant.

(a) The Borrower shall not, and shall cause its Subsidiaries not to, own or acquire any material assets or engage in any material business or activity. In furtherance and not in limitation of the foregoing, the Borrower shall not, and shall cause its Subsidiaries not to:

(i) incur any Indebtedness or issue any shares of Disqualified Stock (or, in the case of Subsidiaries, Capital Stock);

(ii) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired;

(iii) enter into or consummate any Sale Leaseback;

(iv) merge, consolidate, amalgamate, liquidate, wind up or dissolve (or suffering any liquidation or dissolution) with or to any Person;

(v) convey, sell, lease, assigning, transfer or otherwise dispose of, all or substantially all of its business units, assets or other properties to any Person;

(vi) consummate any Asset Sale;

(vii) make any Investment;

(viii) make any Restricted Payment; or

(ix) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction (other than pursuant to the Credit Documents) on the ability of any Subsidiary to:

(A) pay dividends or make any other distributions to the Borrower or any Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or pay any Indebtedness owed to the Borrower or any Subsidiary;

(B) make loans or advances to the Borrower or any Subsidiary;

(C) sell, lease or transfer any of its properties or assets to the Borrower or any Subsidiary; or

(D) create, incur, assume or suffer to exist any Lien upon any of their respective assets, properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents.

(b) The foregoing provisions of Section 10.1(a) shall not prohibit:

(i) the execution and delivery by the Credit Parties of the Credit Documents to which they are party and the performance of their obligations thereunder (including the incurrence of Indebtedness and granting of Liens under the Credit Documents);

(ii) the execution and delivery by the Credit Parties of the Subscription Agreement and the A&R Borrower LLCA and the performance of their obligations thereunder (including the issuance of the Preferred Equity);

(iii) the execution and delivery by any Credit Party of the Shared Services and License Agreement, any “License Document” under and as defined therein and any other Permitted Shared Services Agreement and the performance of such Credit Party of its obligations thereunder; provided, that the Credit Parties may not make any payment under any Permitted Shared Services Agreement at any time Xerox Holdings or its Subsidiaries are not providing any services to the Borrower and its Subsidiaries contemplated by any Permitted Shared Services Agreement that are reasonably necessary for them to operate in the ordinary course of business;

(iv) the consummation of the Transactions in accordance with the Transaction Steps;

(v) the maintenance of any Credit Party’s legal existence (including the ability to incur fees, costs and expenses relating to such maintenance);

(vi) any Credit Party from holding the Equity Interests of any Wholly-Owned Subsidiary that is a Credit Party (subject to Section 9.10(a));

(vii) any Wholly-Owned Subsidiary of a Credit Party from issuing Equity Interests to any Credit Party;

(viii) any Credit Party from making Investments in any Wholly-Owned Subsidiary that is a Credit Party;

(ix) the Borrower from (x) executing and delivering agreements providing for, and issuing, any Permitted Additional Preferred Equity or common equity interests issued by the Borrower and performing its obligations thereunder (including amendments to the A&R Borrower LLCA as contemplated thereby in connection with such Permitted Additional Preferred Equity or common equity) or (y) distributing the proceeds thereof to Xerox Holdings or its Subsidiaries (or otherwise using such proceeds for any purpose not prohibited by the Credit Documents); provided, the Credit Parties may not make any payment in cash in respect of or on account of any Permitted Additional Preferred Equity (other than in respect of any redemption of Permitted Additional Preferred Equity with the proceeds of Permitted Additional Preferred Equity or additional common equity contributed or invested in the Borrower);

(x) any Credit Party from making Restricted Payments to the Borrower or a Wholly-Owned Subsidiary that is a Credit Party;

(xi) Investments constituting Cash Equivalents held in a Controlled Account;

(xii) IPCo’s ownership of any Intellectual Property;

(xiii) the Credit Parties from providing customary indemnification and expense reimbursement to officers, managers, members and directors;

(xiv) the Borrower or any Subsidiary from purchasing, acquiring and/or holding any Xerox Debt (“Purchased Indebtedness”); provided that no consideration shall be paid or provided by the Borrower or its Subsidiaries for such Purchased Indebtedness, other than (a) with proceeds from the sale or issuance of, or in exchange for, Permitted Additional Preferred Equity or common Equity Interests issued by the Borrower after the Closing Date or (b) any cash contributed to the common Equity Interests of the Borrower after the Closing Date;

(xv) any Credit Party from incurring non-consensual, immaterial Liens in the ordinary course of business; and

(xvi) activities reasonably and directly incidental to the foregoing.

10.2 [Reserved].

10.3 Organizational Documents. The Borrower shall not, and shall not permit any Subsidiary to, amend, modify, supplement, waive or otherwise change its Organizational Documents after the Closing Date in a manner that is material and adverse to the Lenders, except as required by law.

10.4 Certain Agreements.

(a) The Borrower shall not, and shall cause its Subsidiaries not to, amend, modify, supplement or otherwise change the Shared Services and License Agreement, any “License Document” under and as defined therein, any other Permitted Shared Services Agreement or the Intercompany Subordination Agreement, or waive their rights or the obligations of the counterparties thereto thereunder, in each case, in a manner that is material and adverse to the Lenders.

(b) The Borrower shall, and shall cause its Subsidiaries to, cause the Shared Services and License Agreement, any “License Document” under and as defined therein, any other Permitted Shared Services Agreement and the Intercompany Subordination Agreement to remain at all times in full force and effect.

(c) The Borrower shall, and shall cause its Subsidiaries to, in all material respects, adhere to and enforce against the applicable counterparties in a timely and diligent manner all applicable terms and provisions of the Shared Services and License Agreement, any “License Document” under and as defined therein, any other Permitted Shared Services Agreement and the Intercompany Subordination Agreement.

10.5 Reserve Account. The Borrower shall, and shall cause its Subsidiaries to, withdraw amounts held in the Reserve Account solely for application towards the following, in each case as and when due:

(i) voluntary prepayments, amortization payments and mandatory prepayments on the Term Loans in accordance with this Agreement (and accrued and unpaid interest and any prepayment or redemption premium (including any make-whole), in each case, payable in connection therewith),

(ii) voluntary or mandatory redemption payments on the Preferred Equity in accordance with the A&R Borrower LLCA (and accrued and unpaid distributions and any prepayment or redemption premium (including any make-whole), in each case payable in connection therewith),

(iii) interest payments on the Term Loans in accordance with this Agreement,

(iv) distributions on the Preferred Equity in accordance with the A&R Borrower LLCA,

(v) Permitted Overhead Expenses,

(vi) distributions and other payments as determined by the Borrower with the proceeds of Permitted Additional Preferred Equity issued after the Closing Date,

(vii) payments of any Royalty Fee Adjustment (as defined the Shared Services and License Agreement) payable by IPCo, and

(viii) the Specified Distribution.

SECTION 11

Events of Default

Each of the following specified events referred to in Sections 11.1 through 11.12 shall constitute an “Event of Default”:

11.1 Payments. The Borrower shall (a) default, and such default shall continue for two (2) or more Business Days, in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five (5) or more Business Days, in the payment when due of any interest on the Loans or any Fees or of any other amounts owing hereunder (including, without limitation, any Prepayment Premium) or under any other Credit Document.

11.2 Representations, Etc. Any representation and warranty made or deemed made by any Credit Party herein or in any other Credit Document or Xerox Holdings or its Subsidiaries in any Transaction Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made, and, to the extent capable of being cured, such incorrect representation and warranty shall remain incorrect in any material respect for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower.

11.3 Covenants. Any Credit Party shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(a) (solely with respect to the Borrower’s or IPCo’s existence), Section 9.5(a) (provided that the delivery of a notice of a Default or an Event of Default, as applicable, at any time will cure any Event of Default resulting from a breach of Section 9.5(a) arising solely from the failure to timely deliver such notice), Section 9.8, Section 9.13, Section 9.17 or Section 10; or

(b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent.

11.4 Default Under Other Agreements.

(a) The Borrower or any of the Subsidiaries shall default in any payment with respect to any Indebtedness (other than the Obligations) with a principal or committed amount in excess of the Threshold Amount in the aggregate, for the Borrower and such Subsidiaries, beyond the period of grace and following all required notices, if any, provided in the instrument or agreement under which such Indebtedness was created.

(b) Any event or condition occurs that results in any Indebtedness (other than the Obligations) of the Borrower or any of the Subsidiaries with a principal or committed amount in excess of the Threshold Amount in the aggregate becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

(c) A Xerox Event of Default (under and as defined in the Shared Services and License Agreement or the SSLA Guarantee) shall have occurred and be continuing in respect of the Coverage Covenant (as defined in the SSLA Guarantee) or the Minimum Revenue Covenant (as defined in the Shared Services and License Agreement).

(d) The Borrower shall fail to pay in full in cash any payment required by Section 7.01(b) of the A&R Borrower LLCA or Sections 7.05(b) (Mandatory Quarterly Redemptions), 7.05(c) (ECF Sweep), 7.05(d) (Mandatory Cumulative Redemptions) or 7.05(e) (Mandatory Redemption upon Deemed Liquidation Event) of the A&R Borrower LLCA, in each case within five (5) Business Days of the date of payment contemplated therein.

11.5 Bankruptcy, Etc. The Borrower or any Material Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy,” or (b) in the case of any Foreign Subsidiary that is a Material Subsidiary, any domestic or non-U.S. law relating to bankruptcy, judicial management, insolvency, liquidation, receivership, reorganization, administration or relief of debtors in effect in its jurisdiction of organization or incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Borrower or any Material Subsidiary and the petition is not dismissed or stayed within sixty (60) days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, compulsory manager, receiver, receiver manager, trustee, liquidator, administrator, administrative receiver or similar Person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Material Subsidiary; or the Borrower or any Material Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, winding-up, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Material Subsidiary; or there is commenced against the Borrower or any Material Subsidiary any such proceeding or action that remains undismissed or unstayed for a period of sixty (60) consecutive days; or the Borrower or any Material Subsidiary is adjudicated bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower or any Material Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee, administrator or the like for it or substantially all of its property to continue undischarged or unstayed for a period of sixty (60) consecutive days; or the Borrower or any Material Subsidiary makes a general assignment for the benefit of creditors.

11.6 Second IP Contribution. The Second IP Contribution (as defined in the A&R Borrower LLCA) is not consummated on the Closing Date immediately after the incurrence of the Term Loans and the distribution of proceeds thereof.

11.7 Guarantee. Any Guarantee provided by the Borrower or any Guarantor, or any material provision thereof, shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of the acts, omissions or mistakes of the Administrative Agent or Collateral Agent) or any Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under its Guarantee.

11.8 Pledge Agreement. Any Security Document pursuant to which the Capital Stock of the Borrower or any Subsidiary is pledged or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof, as a result of acts or omissions of the Collateral Agent or any Lender or as a result of the Collateral Agent’s failure to maintain possession of any Capital Stock that has been previously delivered to it), or any Credit Party shall deny or disaffirm in writing such Credit Party’s obligations under any such Security Document.

11.9 Security Agreement. The Security Agreement or any other Security Document pursuant to which the assets of the Borrower or any Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect or create a valid and perfected (if and to the extent required to be perfected hereunder) Lien, with the priority required by this Agreement and the Security Documents on any security interest in a material portion of the Collateral (other than pursuant to the terms hereof or thereof, or as a result of acts or omissions of the Collateral Agent within its control required to be taken (or not taken) under any Credit Document), or any Credit Party shall deny or disaffirm in writing its obligations under the Security Agreement or any other Security Document.

11.10 Judgments; Restricted Payments; Specified Contribution.

(a) One or more final judgments or decrees shall be entered against the Borrower or any of the Material Subsidiaries involving a liability requiring the payment of money in an amount in excess of the Threshold Amount in the aggregate for all such final judgments and decrees against the Borrower and the Material Subsidiaries (to the extent not paid or covered by insurance or indemnities as to which the applicable insurance company or third party has not denied coverage) and any such final judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within sixty (60) consecutive days after the entry thereof.

(b) Any Covenant Party makes any (A) Restricted Payment of Material Real Property (as defined in the SSLA Guarantee) or (B) other Restricted Payment (other than (x) to another Covenant Party or (y) a Permitted Restricted Payment), unless in the case of this clause (B), (i) no Event of Default (as defined in this Agreement) or Xerox Event of Default (as defined in the Shared Services and License Agreement) has occurred and is continuing and (ii) the Covenant Parties are in pro forma compliance with the Coverage Covenant (as defined in the SSLA Guarantee) after giving effect to such Restricted Payment.

(c) The Borrower shall not have received the proceeds of the Specified Contribution on or prior to April 9, 2026.

11.11 Change of Control. A Change of Control shall occur.

11.12 Shared Services and License Agreement. The Shared Services and License Agreement shall have been terminated.

11.13 Remedies Upon Event of Default.

(a) If an Event of Default occurs and is continuing, the Administrative Agent may and, upon the written request of the Required Lenders, shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against Borrower or any other Credit Party: (i) terminate all outstanding Commitments, (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations (including, without limitation, the Prepayment Premium) to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower to the extent permitted by applicable law, and (iii) exercise any other remedy as may be available to the Administrative Agent under the Credit Documents and/or applicable law; provided that, if an Event of Default specified in Section 11.5 shall occur, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) above shall occur automatically and immediately, without the giving of any such notice.

(b) Upon an acceleration of the Loans following an Event of Default (including an acceleration upon the occurrence of an actual or deemed entry of an order for relief with respect to any Credit Party under the Bankruptcy Code of the United States or other Bankruptcy Law or other Event of Default described in Section 11.5), the amount of principal of, and premium on (if any), the Loans that become due and payable shall include the Prepayment Premium (if any), determined as of such date. Such Prepayment Premium (if any) shall become immediately due and payable by the Credit Parties and shall constitute part of the Obligations, whether due to acceleration pursuant to the terms of this Agreement (in which case it shall be due immediately, either upon the giving of notice to Borrower or, following the occurrence of an Event of Default specified in Section 11.5, automatically), by operation of law or otherwise (including on account of any bankruptcy filing) as if the Loans were being voluntarily prepaid or repaid as of such date, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Prepayment Premium payable pursuant to this Agreement shall be presumed to be the liquidated damages sustained by each Lender as the result of the early repayment or prepayment of the Loans or acceleration of the Loans following an Event of Default and each of the Borrower and the other Credit Parties agrees that it is reasonable under the circumstances currently existing. The Prepayment Premium (if any) shall also become due and payable under this Agreement in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding, deed in lieu of foreclosure or by any other means) or the Obligations are reinstated pursuant to Section 1124 of the Bankruptcy Code. In the event the Prepayment Premium is determined not to be due and payable by order of any court of competent jurisdiction, including by operation of the Bankruptcy Code, despite such a triggering event having occurred, the Prepayment Premium shall nonetheless constitute Obligations under this Agreement for all purposes hereunder. EACH OF THE BORROWER AND THE OTHER CREDIT PARTIES EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUMS IN CONNECTION WITH ANY SUCH ACCELERATION. Each of the Borrower and the other Credit Parties expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Prepayment Premium is reasonable and is the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment or redemption is made; (C) there has been a course of conduct between the Lenders, the Borrower and the other Credit Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium and (D) the Borrower and the other Credit Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each of the Borrower and the Guarantors expressly acknowledges that its agreement to pay or guarantee the payment of the Prepayment Premium to the Lenders as herein described is a material inducement to Lenders to make the Loans.

11.14 Application of Proceeds. Any amount received by the Administrative Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower or any Subsidiary under Section 11.5 shall be applied by the Administrative Agent as follows:

(i) first, to the payment of all reasonable and documented out-of-pocket costs and expenses, fees, indemnities and obligations owing to the Administrative Agent or the Collateral Agent in connection with any collection or sale of the Collateral or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsels, the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable and documented out-of-pocket costs or expenses owing to the Administrative Agent or the Collateral Agent in connection with the exercise of any right or remedy hereunder or under any other Credit Document, in each case to the extent reimbursable hereunder or thereunder;

(ii) second, to the payment of all reasonable and documented out-of-pocket costs and expenses, fees, indemnities and obligations owing to the Lenders in connection with any collection or sale of the Collateral or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsels;

(iii) third, to accrued and unpaid interest on the Loans, ratably among the applicable Lenders in proportion to the respective amounts of Loans held by each Lender;

(iv) fourth, to the principal amount of the Obligations constituting unpaid principal of the Loans, ratably among the applicable Lenders in proportion to the respective amounts of Loans held by each Lender;

(v) fifth, to the Secured Parties, an amount equal to any other Obligations owing to them on the date of any distribution, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof; and

(vi) sixth, any surplus then remaining shall be paid to the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

SECTION 12

The Agents

12.1 Appointment.

(a) Each Lender hereby irrevocably designates and appoints the Administrative Agent and Collateral Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent and Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent or the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Sections 12.1, 12.9, 12.11, and 12.12 with respect to the Borrower) are solely for the benefit of the Agents and the Lenders, and none of the Borrower or any other Credit Party shall have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. In performing its functions and duties hereunder, the Administrative Agent and Collateral Agent shall each act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of their respective Subsidiaries.

(b) The Administrative Agent and each Lender hereby irrevocably designate and appoint the Collateral Agent as their agent with respect to the Collateral, and each of the Administrative Agent and each Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent or the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

12.2 Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact, including any Affiliate of any Agent, and shall be entitled to advice of counsel concerning all matters pertaining to such duties, provided, however, that any of the foregoing receiving payments from the Credit Parties shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1. The exculpatory, indemnification and other provisions of this Section 12 shall apply to any such sub-agent and to the Affiliates of the Administrative Agent or the Collateral Agent, as applicable, and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, subagents or attorneys-in-fact selected by it in the absence of its gross negligence, or willful misconduct (as determined in a final non-appealable judgment of a court of competent jurisdiction).

12.3 Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in a final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Credit Document or the Collateral, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of any Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit

Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party. Without limiting the generality of the foregoing, (a) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.1); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law and (b) except as expressly set forth in the Credit Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of their respective Affiliates in any capacity.

12.4 Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or electronic mail, statement, order or other document or instruction believed by it (in good faith) to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. Each Agent also may rely upon any statement made to it orally and believed by it in good faith to be made by a proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and/or it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and the Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable law.

12.5 Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or the Collateral Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders, each directly and adversely affected Lender or each of the Lenders, as applicable.

12.6 Non-Reliance on Administrative Agent, Collateral Agent, Other Agents and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent, the Collateral Agent, any other Agent, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent, the Collateral Agent or any other Agent hereinafter taken, including any review of the affairs of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent, the Collateral Agent or any other Agent to any Lender. Each Lender represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent, any other Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, any other Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any of the Credit Parties. Except for notices, reports, and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Credit Party that may come into the possession of the Administrative Agent, the Collateral Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7 Indemnification. The Lenders agree to severally indemnify and hold harmless each Agent in its capacity as such (to the extent not timely reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the sum of (x) Total Outstandings and (y) aggregate unused Total Term Loan Commitments in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the sum of (x) Total Outstandings and (y) aggregate unused Total Term Loan Commitments in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind whatsoever that at any time (including, without limitation, at any time following the payment of the Loans) are imposed on, incurred by or asserted against an Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to an Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken or omission to act by the Administrative Agent and the Collateral Agent in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not timely reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 12.7 shall survive the resignation or replacement of any Agent, the termination of the Credit Documents, the termination of the Term Loan Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document. The indemnity provided to each Agent under this Section 12.7 shall also apply to such Agent’s respective Affiliates, directors, officers, members, controlling persons, employees, trustees, investment advisors and agents and successors.

12.8 Agents in Their Individual Capacities. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

12.9 Successor Agents.

(a) Each of the Administrative Agent and the Collateral Agent may at any time give 30 days’ prior written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default under Section 11.1 or 11.5 (with respect to the Borrower) is continuing, to appoint a successor, which shall be a bank with an office in the United States (other than any Disqualified Lender), or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above (including receipt of the Borrower’s consent (not to be unreasonably withheld or delayed)). If no such successor has been appointed within thirty (30) days, then such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as the Administrative Agent is a Defaulting Lender, the Required Lenders or the Borrower may, in each case, to the extent permitted by applicable law, by notice in writing to, in the case of a notice from the Required Lenders, the Borrower, or, in the case of a notice from the Borrower, the Required Lenders, and, in each case, such Person, remove such Person as the Administrative Agent, and, if such appointment is by the Required Lenders (as opposed to the Borrower), with the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default under Section 11.1 or 11.5 (with respect to the Borrower) is continuing or, if such appointment is by the Borrower, with the consent of the Required Lenders (not to be unreasonably withheld or delayed), appoint a successor which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States (in each case, other than any Disqualified Lender). If no such successor shall have been so appointed by the Required Lenders or the Borrower (with the consent of the Borrower or the Required Lenders, as applicable, as required above) and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders and the Borrower) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 13.16) and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Credit Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security as gratuitous bailee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders or the Borrower, as applicable, appoint a successor Agent as provided for above in this paragraph (and otherwise subject to the terms in this Section 12.9). Upon the acceptance of a successor’s appointment as the Administrative Agent or the Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder (other than its obligations under Section 13.16) or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.9). Except as provided above, any resignation or removal of Alter Domus (US) LLC as the Administrative Agent pursuant to this Section 12.9 shall also constitute the resignation or removal of such Person as the Collateral Agent. The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor (other than appropriate pro rata reductions for partial periods). After the retiring or removed Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section 12 (including, without limitation, Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as an Agent.

(d) Any resignation by or removal of the Administrative Agent pursuant to this Section 12.9 shall also constitute its resignation or removal as Withholding Agent (if applicable). Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder in accordance with this Section 12.9, such successor shall become the Withholding Agent.

12.10 [Reserved].

12.11 Agents Under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1 and Section 13.25, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (a) release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent (or any sub-agent thereof) under any Credit Document (i) upon the payment in full of all Obligations (except for contingent obligations in respect of which a claim has not yet been made), (ii) that constitutes Excluded Property or (iii) if approved, authorized or ratified in writing in accordance with Section 13.1; or (b) release any Guarantor from its obligations under the Guarantee upon the payment in full of all Obligations (except for contingent obligations in respect of which a claim has not yet been made).

Prior to acting in any such respect as described in this Section 12.11, the Administrative Agent or Collateral Agent may request that the Required Lenders confirm in writing the Administrative Agent’s or Collateral Agent’s authority to release any Lien or to release any Guarantor from its obligations under the Guarantee pursuant to this Section 12.11.

The Collateral Agent shall have its own independent right to demand payment of the amounts payable by the Borrower under this Section 12.11, irrespective of any discharge of the Borrower’s obligations to pay those amounts to the other Lenders resulting from failure by them to take appropriate steps in insolvency proceedings affecting the Borrower to preserve their entitlement to be paid those amounts.

Any amount due and payable by the Borrower to the Collateral Agent under this Section 12.11 shall be decreased to the extent that the other Lenders have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Credit Documents and any amount due and payable by the Borrower to the Collateral Agent under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 12.11.

12.12 Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents, and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights, and remedies hereunder may be exercised solely by the Administrative Agent and/or the Collateral Agent, on behalf of the Secured Parties in accordance with the terms hereof and the other Credit Documents and all powers, rights, and remedies under the Security Documents may be exercised solely by the Collateral Agent, provided, in each case, the Required Lenders shall have the right to direct the Administrative Agent and/or the Collateral Agent with respect to any remedies under the Credit Documents, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, subject to the direction of the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

12.13 [Reserved].

12.14 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

12.15 Erroneous Payments.

(a) Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including, without limitation, waiver of any defense based on “discharge for value” or any similar theory or doctrine. A notice of the Administrative Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender hereby further agrees that if it receives a payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent, (y) that was not preceded or accompanied by notice of payment, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each case, if an error has been made each such Lender is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment, and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar theory or doctrine. Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower and each other Credit Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason (and without limiting the Administrative Agent’s rights and remedies under this Section 12.15), the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party.

(d) In addition to any rights and remedies of the Administrative Agent provided by law, Administrative Agent shall have the right, without prior notice to any Lender, any such notice being expressly waived by such Lender to the extent permitted by applicable law, with respect to any Erroneous Payment for which a demand has been made in accordance with this Section 12.15 and which has not been returned to the Administrative Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Administrative Agent or any of its Affiliate, branch or agency thereof to or for the credit or the account of such Lender. Administrative Agent agrees promptly to notify the Lender after any such setoff and application made by Administrative Agent; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

(e) Each party’s obligations under this Section 12.15 shall survive the resignation or replacement of any Agent, the termination of the Credit Documents, the termination of the Term Loan Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

12.16 Survival. The agreements in this Section 12 shall survive the resignation or replacement of any Agent, the termination of the Credit Documents, the termination of the Term Loan Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

SECTION 13

Miscellaneous

13.1 Amendments and Waivers.

(a) Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, restated, supplemented, modified or waived except in accordance with the provisions of this Section 13.1. Except as provided to the contrary under Section 2.10(e) or 2.15 or Sections 13.1(h) and 13.1(i), and other than with respect to any amendment, modification or waiver contemplated in clause (b)(i), clause (b)(ii), clause (b)(iii) or clause (b)(viii) below, which, in each case, shall only require the consent of the Lenders, the Administrative Agent or the Collateral Agent, as applicable, as expressly set forth therein and not the Required Lenders, the Required Lenders may, or, with the written consent of the Required Lenders the Administrative Agent and/or the Collateral Agent may, from time to time,

(i) enter into with the relevant Credit Party or Credit Parties written amendments, restatements, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents, for the purpose of changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or for any other purpose, or

(ii) waive in writing any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, restatement, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given.

(b) Notwithstanding clause (a) above, no such amendment, restatement, supplement or modification or waiver or consent shall:

(i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated interest rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.8(c)), or reduce any fee payable hereunder, or forgive any portion thereof, or extend the scheduled date for amortization payments of principal or the payment of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or make any Loan, interest, Fee or other amount payable in-kind or in any currency other than expressly provided herein, in each case, without the written consent of each Lender directly and adversely affected thereby; provided that, in each case for purposes of this clause (b)(i) and clause (b)(viii) below, a waiver of any condition precedent in Section 6 of this Agreement, the waiver of any Default, Event of Default, default interest, mandatory prepayment (other than regularly scheduled amortization payments) or reductions or the waiver of any other covenant shall not constitute an increase of any Commitment of a Lender, a reduction or forgiveness of any portion of any Loan or in the interest rates or the fees or premiums or a postponement of any date scheduled for the payment of principal or interest or an extension of the final maturity of any Loan or the scheduled termination date of any Commitment, or

(ii) consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party, in each case without the written consent of each Lender directly and adversely affected thereby, or

(iii) amend, modify, or waive any provision of this Agreement that affects the roles, responsibilities, duties, obligations and indemnities of the Administrative Agent and the Collateral Agent, without the prior written consent of the then-current Administrative Agent and Collateral Agent, or

(iv) release all or substantially all of the value of the guarantee obligations under the Guarantee (except as expressly permitted by the Guarantee or arrangement permitted under this Agreement, or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or arrangement permitted under this Agreement, or this Agreement) without the prior written consent of each Lender, or

(v) reduce the percentages or thresholds specified in the definition of “Required Lenders,” or amend, modify or waive any provision of this Section 13.1 that has the effect of decreasing the number of Lenders that must approve any amendment, modification or waiver, without the written consent of each Lender (or amend, modify or waive clause (B) of the definition of “Required Lenders” without the written consent of each Initial Lender directly and adversely affected thereby), or

(vi) amend, modify or waive the provisions of (x) Section 11.14, in a manner that would by its terms alter the payment waterfall or (y) Section 13.8(a), in a manner that would by its terms alter the pro rata sharing of payments required thereby, in either case, without the prior written consent of each Lender adversely affected thereby, or

(vii) subordinate (x) the Liens securing any of the Obligations on any Collateral to the Liens securing any other Indebtedness or other obligations or (y) any Obligations in contractual right of payment to any other debt or other obligations including any other Class of Loans hereunder (including by amendment, waiver or other modification to any pro rata sharing of payments or waterfall provisions of any Credit Document) (any such other debt or other obligations, to which such payment rights or Liens securing any of the Obligations or such Obligations, as applicable, are subordinated, being “Senior Indebtedness”) in either case of subclause (x) or (y) without the consent of the Required Lenders and of each Lender directly and adversely affected thereby, unless each Lender has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of Obligations and Commitments held by each Lender) of the Senior Indebtedness on the same terms (other than bona fide backstop fees or any arrangement fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of the Senior Indebtedness and to the extent such Lender decides to participate in the Senior Indebtedness, receive its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of the Senior Indebtedness afforded to the providers of the Senior Indebtedness (or any of their Affiliates) pursuant to a written offer made to such Lender describing the material terms of the arrangements pursuant to which the Senior Indebtedness is to be provided, which offer shall remain open to such Lender for a period of not less than ten (10) Business Days; provided, however, that, this clause (vii) in no event shall apply to (A) any “debtor in possession” financing or any amendment hereto in connection therewith, or (B) any subordination expressly permitted pursuant to the terms of the Credit Documents as then in effect, or

(viii) (i) extend the final expiration date of any Lender’s Commitment or (ii) increase the aggregate amount of the Commitments of any Lender, in each case, without the written consent of such Lender (but no other Lender).

(c) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, restatement, waiver or consent hereunder, except (x) that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders and it being further understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.8(c)) and (y) for any such amendment, restatement, waiver or consent that treats such Defaulting Lender disproportionately from the other Lenders of the same Class (other than because of its status as a Defaulting Lender).

(d) Any such waiver and any such amendment, restatement, supplement or modification entered into in accordance with this Section 13.1 shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, the other Credit Parties, such Lenders, the Administrative Agent, the Collateral Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, restatements, supplements, modifications, waivers or consents on behalf of such Lender.

(e) [Reserved].

(f) [Reserved].

(g) [Reserved].

(h) Notwithstanding anything in this Agreement (including, without limitation, this Section 13.1) or any other Credit Document to the contrary:

(i) [reserved];

(ii) [reserved];

(iii) any provision of this Agreement or any other Credit Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Credit Document) may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency, (y) effect administrative changes of a technical or immaterial nature and (z) correct or cure any incorrect cross references or similar inaccuracies (provided that, in the case of sub-clauses (x), (y) and (z) above, the Borrower and the Administrative Agent shall make such amendment available to the Lenders prior to the execution thereof and, in such case, such amendment shall be deemed approved by the Lenders if such Lenders shall have received at least five (5) Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Lead Investor or Required Lenders stating that the Lead Investor or Required Lenders object to such amendment); and

(iv) guarantees, collateral documents and related documents executed by the Credit Parties in connection with this Agreement may be in a form reasonably determined by the Lead Investor and may be, together with any other Credit Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Credit Party or Credit Parties and (at the direction of the Lead Investor) the Administrative Agent or the Collateral Agent in its or their respective sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents (in the case of this clause (C), if the Lenders shall have received at least five (5) Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Lead Investor or Required Lenders stating that the Lead Investor or Required Lenders object to such change).

(i) Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent may, at the direction of the Lead Investor, grant extensions of time for the satisfaction of any of the requirements under Section 9.10 or any Security Documents in respect of any particular Collateral or any particular Subsidiary if the Lead Investor determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of the Borrower and the Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement.

13.2 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile or other electronic transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to the Borrower, the Administrative Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent or the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mail, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, and 5.1 shall not be effective until received.

13.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

13.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5 Payment of Expenses; Indemnification.

(a) The Borrower agrees, in each case within ten (10) Business Days of written demand,

(i) to pay or reimburse the Agents and the Lenders for all their reasonable and documented out-of-pocket costs and expenses (without duplication) incurred in connection with the preparation, negotiation, administration, execution and delivery of, and any amendment, supplement, waiver or modification to, this Agreement and the other Credit Documents (whether or not any such proposed amendment, supplement, waiver or modification becomes effective) and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby and the costs of any security interest filing (including the registration tax for any UCC-1 filings or any other security interest filings) (limited, (i) in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of (x) Wachtell, Lipton, Rosen & Katz (or such other single counsel as may be agreed by the Lenders), (y) a single firm of counsel for the Administrative Agent and the Collateral Agent, as applicable, and (z) one regulatory counsel and if reasonably necessary, (A) a single firm of local counsel for the Administrative Agent and the Collateral

Agent in each relevant material jurisdiction and (B) a single firm of local counsel for the Lenders, taken as a whole, in each relevant material jurisdiction, excluding in all cases allocated costs of in-house counsel, and if there is an actual conflict of interest, one additional counsel for the affected Persons similarly situated (taken as a whole) and (ii) in the case of fees and expenses related to any other advisor or consultant, solely to the extent the Borrower has consented to the retention or engagement of such Person),

(ii) to pay or reimburse each Agent and the Lenders for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any other documents delivered in connection herewith or therewith upon the occurrence and during the continuance of an Event of Default (limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of (x) Wachtell, Lipton, Rosen & Katz (or such other single counsel as may be agreed by the Lenders), (y) a single firm of counsel for the Administrative Agent and the Collateral Agent, as applicable, and (z) one regulatory counsel and if reasonably necessary, (A) a single firm of local counsel for the Administrative Agent and the Collateral Agent, as applicable, and (B) a single firm of local counsel for the Lenders, taken as a whole, in each relevant material jurisdiction, and if there is an actual conflict of interest, one additional counsel for the affected Persons similarly situated (taken as a whole), in each case excluding in all cases allocated costs of in-house counsel), and

(iii) to pay, indemnify, defend and hold harmless each Lender and their respective Affiliates and their respective directors, officers, members, controlling persons, representatives, advisors, employees and agents and successors of the foregoing (in each case, excluding any Excluded Affiliate (acting in its capacity as such), the “Lender Indemnified Persons”) and each Agent and their respective Affiliates and their respective directors, officers, members, controlling persons, representatives, advisors, employees and agents and successors of the foregoing (in each case, excluding any Excluded Affiliate (acting in its capacity as such), the “Agent Indemnified Persons”; together with the Lender Indemnified Persons, the “Indemnified Persons”) from and against any and all actual losses, damages, claims, expenses, actions (including in connection with any bankruptcy case), judgments, suits, costs, disbursements, penalties or liabilities incurred or suffered of any kind or nature whatsoever regardless of whether any such Indemnified Person is a party thereto and whether any such proceeding is brought by the Borrower or any other Person (limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements, and other charges of (x) one firm of counsel for all Agent Indemnified Persons, taken as a whole, (y) one firm of counsel for all other Indemnified Persons, taken as a whole, and (z) one regulatory counsel and if reasonably necessary, (A) one firm of local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Agent Indemnified Persons, taken as a whole, and (B) a single firm of local counsel in each relevant material jurisdiction for all other Indemnified Persons (taken as a whole) and, if there is an actual conflict of interest, one additional counsel for the affected Indemnified Persons similarly situated (taken as a whole) in each case excluding in all cases allocated costs of in-house counsel), in each case to the extent arising out of or relating to any claim, litigation, investigation or other proceeding or a breach of any representation or warranty contained in Section 8 hereof (including any inquiry or investigation of the foregoing) including in connection with any action, litigation or other dispute or proceeding related to the Transactions, a breach of any representation or warranty contained in Section 8 hereof (including any action, litigation or other dispute or proceeding related to any temporary restraining order, preliminary injunction or any similar request for relief and, for the avoidance of doubt, the reimbursement of attorneys’ fees incurred by each Indemnified Person in connection with any claims or litigation brought by any existing creditor of Xerox Holdings, the Borrower or either of their respective Subsidiaries), regardless whether any such Indemnified Person is a party thereto or whether such claim, litigation, investigation or other proceeding is brought by a third party or by the Borrower or any of its Affiliates, that is related to the execution, delivery, enforcement, performance, and administration of this Agreement, the other Credit Documents and other documents delivered in connection herewith or therewith or the use of proceeds of any Credit Facility (all the foregoing in this clause (iii), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities (i) resulting from disputes between and among any Indemnified Persons (or any of such Indemnified Person’s Affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing) that does not involve an act or omission by the Borrower or any of its Subsidiaries (other than any claims against the Administrative Agent and the Collateral Agent in its capacity as such, subject to the immediately succeeding clause (ii)) or (ii) to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith (other than in relation to the Agent Indemnified Persons), fraud (other than in relation to the Agent Indemnified Persons) or willful misconduct of such Indemnified Person (or any of such Indemnified Person’s Affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing), excluding, in each case, arising from any Indemnified Person’s (other than any Agent Indemnified Person’s) or any of the foregoing Person’s participation in the Transactions, a material breach of any Credit Document by such Indemnified Person (or any of such Indemnified Person’s Affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing).

(b) No Person entitled to indemnification under clause (a)(iii) above and no other Person party to this Agreement shall be liable (1) for any damages to any other Indemnified Person or party hereto arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement except to the extent that such damage resulted from bad faith, material breach (other than in relation to the Agent Indemnified Persons), willful misconduct or gross negligence of such Indemnified Person, such other Person or any of such Indemnified Person’s or such other Person’s Affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing or (2) for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided, that this clause (2) shall not limit the Borrower’s indemnity or reimbursement obligations to the extent such special, punitive, indirect or consequential damages are included in any claim by a third party unrelated to or unaffiliated with such Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification in accordance with clause (a)(iii) above.

(c) All amounts due under this Section 13.5 shall be paid promptly (and in any event within ten (10) Business Days) after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that an Indemnified Person shall promptly refund any amount to the extent that there is a final judicial or arbitral determination that such Indemnified Person was not entitled to indemnification rights with respect to such payment pursuant to this Section 13.5; provided, further, that, upon election of an Indemnified Person, the Credit Parties shall pay any legal or other out-of-pocket expenses in connection with investigating, preparing for or defending against any claim or cause of action threatened or asserted against an Indemnified Person directly to counsel or the applicable service provider upon receipt of invoices therefor.

(d) Except with respect to the Agent Indemnified Persons, the Borrower shall not be liable for any settlement of any proceeding effected without the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Borrower’s prior written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnified Person from and against any and all actual losses, damages, claims or liabilities incurred or suffered and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with, and to the extent provided in, the other provisions of this Section 13.5.

(e) The Borrower and their respective Subsidiaries shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

(f) Each Indemnified Person, by its acceptance of the benefits of this Section 13.5, agrees to refund and return any and all amounts paid by the Borrower (or on its behalf) to it if, pursuant to limitations on indemnification set forth in this Section 13.5, such Indemnified Person was not entitled to receipt of such amounts.

(g) The agreements in this Section 13.5 shall survive the resignation or replacement of any Agent, the termination of the Credit Documents, the termination of the Term Loan Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

(h) This Section 13.5 shall not apply with respect to Taxes, other than any Taxes that represent liabilities, obligations, losses, damages, penalties, judgments, costs, expenses, or disbursements, etc., arising from any non-Tax claim.

13.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 10.1, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i) Subject to the conditions set forth in clause (b)(ii) below and Section 13.7, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments of any Class and the Loans of any Class at the time owing to it) with the prior written consent (in each case, such consent not to be unreasonably withheld, conditioned or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold, condition or delay its consent to any assignment if, (x) in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority or (y) such assignment is to a Disqualified Lender) of:

(A) the Borrower; provided that solely with respect to an assignment of Term Loans, the Borrower’s consent will be deemed to have been given if the Borrower has not responded within ten (10) Business Days after the delivery of any request for such consent; provided, further, that no consent of the Borrower shall be required for (1) an assignment of Term Loans to (X) a Lender, (Y) an Affiliate of a Lender, or (Z) an Approved Fund or (2) an assignment of Loans or Commitments to any assignee if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment or Loan to a Lender, an Affiliate of a Lender, or an Approved Fund.

Notwithstanding the foregoing, no such assignment shall be made to a natural Person (or a trust for, or owned and operated by or for the primary benefit of, a natural Person), Excluded Affiliate, Disqualified Lender or Defaulting Lender. For the avoidance of doubt, (x) the Administrative Agent shall have no obligation with respect to, and shall bear no responsibility or liability for, the monitoring or enforcing of the list of Persons who are Disqualified Lenders (or any provisions relating thereto) at any time and (y) the Administrative Agent shall not have any liability with respect to or arising out of any assignment of Loans or Commitments, or disclosure of confidential information, to any Disqualified Lender. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 and in multiples of $250,000 in excess thereof, unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld, conditioned or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 (with respect to the Borrower) has occurred and is continuing; provided, further, that contemporaneous assignments by a Lender and its Affiliates or Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above (and simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system or other method reasonably acceptable to the Administrative Agent, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, that such recordation fee shall not be payable in the case of assignments by or to any Affiliate of any Lender;

(D) the assignee, if it was not a Lender prior to such assignment, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”) and all documentation and information reasonably determined by the Administrative Agent to be required by applicable regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including the Patriot Act and any applicable tax forms required under Section 5.4(e); and

(E) no assignment shall be made to Xerox Holdings, the Borrower or their respective Subsidiaries or Affiliates.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(v) of this Section 13.6 from and after the effective date specified in each Assignment and Acceptance, which for the avoidance of doubt shall be the date such Assignment and Acceptance is recorded in the Register by the Administrative Agent, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations (other than under Section 13.16) under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6. For the avoidance of doubt, in case of an assignment to a new Lender pursuant to this Section 13.6, (i) the Administrative Agent, the new Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the new Lender been an original Lender signatory to this Agreement with the rights and/or obligations acquired or assumed by it as a result of the assignment and to the extent of the assignment the assigning Lender shall each be released from further obligations under the Credit Documents and (ii) the benefit of each Security Document shall be maintained in favor of the new Lender.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its U.S. offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and stated interest amounts) owing to each Lender, pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person included in the Register acts under this Agreement. Notwithstanding anything to the contrary herein, the entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of the Credit Documents, notwithstanding notice to the contrary. No assignment shall be effective unless recorded in the Register. The Register shall be available for inspection by the Borrower, the Collateral Agent, the Administrative Agent and its Affiliates and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior written notice. The Register is intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire, any “know your customer information” reasonably requested by the Administrative Agent and applicable tax forms required under Section 5.4(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 13.6(b)(ii)(C) and any written consent to such assignment required by Section 13.6(b)(i), the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (b)(v).

(c)

(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than (x) Xerox Holdings, the Borrower or any Subsidiary or Affiliate of any of the foregoing and (y) any Disqualified Lender; provided that the list of Disqualified Lenders may be made available to any Lender upon request (provided that such Lender agrees to keep such list confidential in accordance with the terms of this Agreement); provided, further, that the Administrative Agent may confirm, verbally upon request of any Lender, whether any potential participant is a Disqualified Lender (provided that such Lender agrees to keep such identity confidential)) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, (x) the Administrative Agent shall have no obligation with respect to, and shall bear no responsibility or liability for, the monitoring or enforcing of the list of Disqualified Lenders with respect to the sales of participations at any time and (y) the Administrative Agent shall not have any liability with respect to or arising out of any participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Lender. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to (I) enforce this Agreement and (II) approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (b)(i) and (b)(iv) of Section 13.1 that directly and adversely affects such Participant. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4) (it being agreed that any documentation required under Section 5.4(e) shall be provided to the participating Lender, and if additional amounts are required to be paid to a Participant pursuant to Section 5.4, such participating Lender shall provide to the Borrower and the Administrative Agent information reasonably requested by the Borrower or the Administrative Agent regarding such documentation and the participant’s entitlement to additional amounts pursuant to Section 5.4). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided that such Participant shall be subject to Section 13.8(a) as though it were a Lender.

(ii) A participant shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 5.4 than the applicable Lender would have been entitled to receive absent the sale of the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent may be withheld in the Borrower’s sole discretion). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of the Credit Documents notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or as is otherwise required by law. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility to maintain a Participant Register.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto; provided that no Lender shall enter into any agreement with any participant that will grant such participant greater voting rights than those provided for in the Credit Documents.

(e) Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee (other than any Disqualified Lender) any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g) SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) other than a Disqualified Lender providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) subject to Section 13.16, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. As to any SPV, this Section 13.6(g) may not be amended without the written consent of such SPV. Notwithstanding anything to the contrary in this Agreement but subject to the following sentence, each SPV shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4 (it being agreed that any documentation required under Section 5.4(e) shall be provided to the Granting Lender, and if additional amounts are required to be paid to a SPV pursuant to Section 5.4, such Granting Lender shall provide to the Borrower and the Administrative Agent information reasonably requested by the Borrower or the Administrative Agent regarding such documentation and the SPV’s entitlement to additional amounts pursuant to Section 5.4)). Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 5.4 than its Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Borrower’s prior written consent (which consent may be withheld in the Borrower’s sole discretion). If a Granting Lender grants an option to an

SPV as described herein and such grant is not reflected in the Register, the Granting Lender, acting for this purpose as an agent of the Borrower, shall maintain a separate register as if it were the Administrative Agent for the purposes of the Register provisions set forth in this Agreement, and the principles of Section 13.6(b)(iv) shall apply to such Granting Lender and the register; provided, further, that no Lender shall have any obligation to disclose any portion of such register to any Person (including the identity of any SPV or any information relating to an SPV’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent disclosure is necessary to establish that the Loans, Commitments or other interests hereunder are in registered form for United States federal income tax purposes under Treasury Regulations Section 5f.103-1(c) or as is otherwise required by law.

(h) [Reserved].

For avoidance of doubt, assignments to Bona Fide Debt Funds shall be permitted on the terms set forth in this Section 13.6.

13.7 Replacements of Lenders Under Certain Circumstances.

(a) The Borrower shall be permitted (x) to replace any Lender with a replacement bank, other financial institution or other Person (other than a natural Person or a Disqualified Lender) or (y) terminate the Commitment of such Lender (and prepay the Obligations (including any Prepayment Premium) owed to such Person on a non pro rata basis), as the case may be, and repay all Obligations (including any Prepayment Premium) of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date that (I) requests reimbursement for amounts owing pursuant to Section 2.10 or 5.4, (II) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, (III) is or becomes a Disqualified Lender or a Defaulting Lender or (IV) [reserved]; provided that, solely in the case of the foregoing clause (x), (i) such replacement does not conflict with any Requirement of Law, (ii) the Borrower shall repay (or the replacement bank, other financial institution or other Person (other than a natural Person or a Disqualified Lender) shall purchase, at par plus any Prepayment Premium (or in the case of a Disqualified Lender, the lesser of par plus any Prepayment Premium and the amount such Disqualified Lender paid for such Loan or participation)) all Loans and other amounts pursuant to Section 2.10, 2.11 or 5.4, as the case may be, owing to such replaced Lender (in respect of any applicable Credit Facility only, at the election of the Borrower) prior to the date of replacement, (iii) the replacement bank, other financial institution or other Person (other than a natural Person or a Disqualified Lender), if not already a Lender, an Affiliate of a Lender or Approved Fund, shall be reasonably satisfactory to the Administrative Agent (solely to the extent such consent would be required under Section 13.6), (iv) the replacement bank, other financial institution or other Person (other than a natural Person or a Disqualified Lender), if not already a Lender, shall be subject to the provisions of Section 13.6(b), (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that, unless otherwise agreed, the Borrower shall be obligated to pay the registration and processing fee referred to therein), and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of either (i) all of the Lenders of the applicable Class or Classes directly and adversely affected or (ii) all of the Lenders of the applicable Class or Classes, and, in each case, with respect to which the Required Lenders or a majority (in principal amount) of the directly and adversely affected Lenders shall, in each such case, have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent), at its sole expense, to (x) replace such Non-

Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder (in respect of any applicable Class only, at the election of the Borrower) to one or more assignees reasonably acceptable to the Administrative Agent (to the extent such consent would be required under Section 13.6) or (y) terminate the Commitment of such Lender and repay all Obligations (including the Prepayment Premium) due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided that all Obligations (including the Prepayment Premium) hereunder of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender by the Borrower or the replacement Lender, as applicable, concurrently with such assignment including any amounts that such Lender is owed pursuant to Section 2.11, and the amount, if any, owing to such Lender pursuant to Section 5.1(b) if such replacement is made in connection with a repricing transaction. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6; provided that the failure of any such Non-Consenting Lender to execute an Assignment and Acceptance in accordance with Section 13.6 or deliver its applicable Notes shall not render such assignment invalid and such assignment shall be recorded in the Register and such Notes shall be deemed to be canceled upon such failure.

(c) Notwithstanding the foregoing, no Disqualified Lender that purports to become a Lender hereunder (notwithstanding the provisions of this Agreement that prohibit Disqualified Lenders from becoming Lenders) without the Borrower’s written consent shall (i) be entitled to any of the rights or privileges enjoyed by the other Lenders with respect to voting, information and lender meetings, (ii) be entitled to any expense reimbursement or indemnification under the Credit Documents, and nothing in the Credit Documents shall restrict the rights and remedies of the Credit Parties against such Disqualified Lender, (iii) receive any information or reporting provided by the Borrower, the Administrative Agent or any other Lender, (iv) attend or participate in meetings attended by the Lenders and the Administrative Agent or (v) access any electronic site established for Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders.

13.8 Adjustments; Set-off.

(a) Except as contemplated in Section 13.6 or elsewhere herein or in any other Credit Document, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or such collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Credit Parties but with the prior consent of the Administrative Agent, any such notice being expressly waived by the Borrower and the other Credit Parties to the extent permitted by applicable law, upon any amount becoming due and payable by the Credit Parties hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust, tax, fiduciary, employee health and benefits, pension, 401(k), and petty cash accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case then matured and owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower or the other Credit Parties. Each Lender agrees promptly to notify the Credit Parties and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11 Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Collateral Agent, the Administrative Agent, and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Administrative Agent, the Collateral Agent nor any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13 Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b) consents that any such action or proceeding shall be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c) agrees that service of process in any such action or proceeding shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;

(d) agrees that nothing herein shall affect the right of the Administrative Agent, any Lender or another Secured Party to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages; provided that nothing in this clause (e) shall limit the Credit Parties’ indemnification obligations set forth in Section 13.5.

13.14 Acknowledgments. The Borrower hereby acknowledges that:

(a) the Borrower and the other Credit Parties are capable of evaluating and understanding, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof);

(b) the Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and

(c) neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with the transactions contemplated hereby or the process leading thereto.

13.15 WAIVERS OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) THE RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

13.16 Confidentiality. The Administrative Agent, each other Agent and each Lender (collectively, the “Restricted Persons” and, each, a “Restricted Person”) shall treat confidentially all information provided to any Restricted Person by or on behalf of any Credit Party hereunder in connection with such Restricted Person’s evaluation of whether to become a Lender hereunder or obtained by such Restricted Person pursuant to the requirements of this Agreement (“Confidential Information”) and shall not publish, disclose or otherwise divulge such Confidential Information; provided that nothing herein shall prevent any Restricted Person from disclosing any such Confidential Information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Restricted Person agrees (except with respect to any audit or examination conducted by any self-regulatory authority or bank accountants or any governmental or bank regulatory authority exercising examination, regulatory or self-regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory or self-regulatory authority having jurisdiction over such Restricted Person or any of its Affiliates (in which case such Restricted Person agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (c) to the extent that such Confidential

Information becomes publicly available other than by reason of improper disclosure by such Restricted Person or any of its Affiliates or any Related Parties thereto in violation of any confidentiality obligations owing under this Section 13.16 or other confidentiality obligations owed to the Borrower or its Affiliates, (d) to the extent that such Confidential Information is received by such Restricted Person from a third party that is not, to such Restricted Person’s knowledge, subject to confidentiality obligations owing to any Credit Party or any of their respective Subsidiaries or Affiliates, (e) to the extent that such Confidential Information was already in such Restricted Person’s possession prior to any duty or other undertaking of confidentiality or is independently developed by the Restricted Persons without the use of such Confidential Information or otherwise subject to any confidentiality obligation, (f) to such Restricted Person’s Affiliates and to its and their respective officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents, in each case who need to know such Confidential Information in connection with providing the Loans or action as an Agent hereunder and who are informed of the confidential nature of such Confidential Information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) (with each such Restricted Person, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to potential or prospective Lenders, Preferred Equity holders, hedge providers or counterparties to other derivative transactions (“Derivative Counterparties”), participants or assignees, in each case who agree (pursuant to customary practice) to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16); provided that (i) the disclosure of any such Confidential Information to any potential or prospective Lenders, Preferred Equity holders, Derivative Counterparties or participants or prospective participants or assignees referred to above shall be made subject to the acknowledgment and acceptance by such potential or prospective Lender, Preferred Equity holder, Derivative Counterparty or prospective Lender or participant or assignee that such Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) in accordance with customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such Confidential Information and (ii) no such disclosure shall be made by such Restricted Person to any Person that is at such time a Disqualified Lender or to any Person to which the Borrower has declined to consent to an assignment by such Lender prior to such disclosure, (h) for purposes of establishing a “due diligence” defense, (i) to existing Lenders or Preferred Equity holders or (j) to any Governmental Authority in connection with a potential or actual violation of Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions; provided, that, no such disclosure shall be made to any deal team of any Agent or Affiliates of such Agent that are engaged (x) as principals primarily in private equity, mezzanine financing or venture capital or (y) in a sale of the Borrower and its Affiliates, including through the provision of advisory services (in each case other than any “above the wall” individuals) (as described in the immediately preceding subclauses (x) and (y), “Excluded Affiliates”) other than a limited number of senior employees who are required, in accordance with industry regulations or the relevant Restricted Person’s internal policies and procedures to act in a supervisory capacity and such Restricted Person’s internal legal, compliance, risk management, credit or investment committee members. Notwithstanding the foregoing, (i) Confidential Information shall not include, with respect to any Person, information available to it or its Affiliates on a non-confidential basis (and not in violation of any confidentiality obligations) from a source other than the Borrower, its Subsidiaries or their respective Affiliates, (ii) the Administrative Agent shall not be responsible for compliance with this Section 13.16 by any other Restricted Person (other than its officers, directors or employees), (iii) in no event shall any Lender, the Administrative Agent or any other Agent be obligated or required to return any materials furnished by the Borrower or any of its Subsidiaries, and (iv) each Agent and each Lender may disclose the existence of this Agreement and customary information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration, settlement and management of this Agreement and the other Credit Documents.

13.17 Direct Website Communications. The Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial, and other reports, certificates, and other information materials, but, unless otherwise agreed by the Administrative Agent, excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto) or (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at an email address provided by the Administrative Agent from time to time; provided that (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 13.17 shall prejudice the right of the Borrower, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth on Schedule 13.2 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(a) The Borrower further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform (i) is limited to the Agents, the Lenders and Transferees or prospective Transferees and (ii) remains subject to the confidentiality requirements set forth in Section 13.16.

(b) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY THE CREDIT PARTIES (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE

PLATFORM. In no event shall (x) the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and, each, an “Agent Party”) have any liability to the Borrower, any Lender, or any other Person or (y) the Borrower or any of their respective Subsidiaries have any liability to any Agent, any Lender or any other Person, in each case, for losses, claims, damages, liabilities, or expenses, in each case, actually incurred or suffered of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent, in the case of clause (x), the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct, in each case, as determined in the final non-appealable judgment of a court of competent jurisdiction or, in the case of clause (y), the liability of the Borrower or any of their respective Subsidiaries resulted from such Person’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct, in each case, as determined in the final non-appealable judgment of a court of competent jurisdiction.

13.18 USA PATRIOT Act. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the requirements of the Beneficial Ownership Regulation, it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act and the Beneficial Ownership Regulation.

13.19 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver, or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.20 No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) except as otherwise expressly agreed in writing, no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders or creditors. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

13.21 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Lenders could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Lenders may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

13.22 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

13.23 Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, of Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 13.23, the following terms shall have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

13.24 Information. Notwithstanding anything to the contrary herein, any certificates, reports or other written information required by the Credit Documents to be provided by the Credit Parties to Lenders generally (or to the Administrative Agent for distribution to Lenders generally) shall be provided by the Credit Parties to the Administrative Agent, and the Administrative Agent shall provide such certificates, reports or other information to any Lender upon request.

13.25 Release of Liens and Guarantees. The Credit Parties, the Lenders and the Administrative Agent and the Collateral Agent hereby irrevocably agree that:

(a) any Subsidiary that is a Guarantor shall be released from its obligations under the Guarantee upon the payment in full of the Commitments and the Loans, together with interest, Fees and all other Obligations incurred hereunder (other than contingent obligations as to which no valid demand has been made);

(b) [reserved];

(c) [reserved];

(d) The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing or following provisions of this paragraph, all without the further consent or joinder of any Lender; and

(e) The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the payment in full of the Commitments and the Loans, together with interest, Fees and all other Obligations incurred hereunder (other than contingent obligations as to which no valid demand has been made), (ii) [reserved], (iii) [reserved], (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 13.25), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee (in accordance with the foregoing clause (a)), (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, and (vii) if such assets constitute Excluded Property. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents.

Prior to acting in any such respect as described in this Section 13.25, the Administrative Agent or the Collateral Agent may request that the Required Lenders confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate any Lien, its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee pursuant to this Section 13.25.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

XRX BRANDCO HOLDINGS LLC, as the Borrower

By:	/s/ Patrick J. Bartels Jr.
Name: Patrick J. Bartels Jr.
Title: Manager

[Signature Page to Credit Agreement]

ALTER DOMUS (US) LLC, as the Administrative Agent and the Collateral Agent

By:	/s/ Winnalynn Kantaris
Name: Winnalynn Kantaris
Title: Associate General Counsel

[Signature Page to Credit Agreement]

as a Lender

By:

By:	/s/
Name:
Title:

[LENDER SIGNATURES ON FILE WITH ADMINISTRATIVE AGENT]

[Signature Page to Credit Agreement]